                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                 EMAGEON, INC.,

                      EMAGEON-UV DEVELOPMENT CORPORATION,

                    ULTRAVISUAL MEDICAL SYSTEMS CORPORATION,

                                       AND

                  JEFF RUSINOW, AS STOCKHOLDERS' REPRESENTATIVE

                                 APRIL 30, 2003

                                                                  EXECUTION COPY

SECTION 1.            CERTAIN DEFINITIONS; INTERPRETATION.........................................................  1
         1.1.         Certain Definitions.........................................................................  1
         1.2.         Interpretation.............................................................................  10

SECTION 2.            THE MERGER; EFFECTIVE TIME.................................................................  10
         2.1.         The Merger.................................................................................  10
         2.2.         Effective Time.............................................................................  10

SECTION 3.            THE SURVIVING CORPORATION..................................................................  11
         3.1.         Certificate of Incorporation...............................................................  11
         3.2.         Bylaws.....................................................................................  11
         3.3.         Directors..................................................................................  11
         3.4.         Officers...................................................................................  11

SECTION 4.            MERGER CONSIDERATION.......................................................................  11
         4.1.         Merger Consideration.......................................................................  11
         4.2.         Exchange and Payment Procedures; Share Exchange............................................  12
         4.3.         Dissenting Shares..........................................................................  14
         4.4.         Treatment of Warrants and Stock Options....................................................  14

SECTION 5.            CLOSING; DELIVERIES........................................................................  15
         5.1.         Closing....................................................................................  15
         5.2.         Filings and Deliveries.....................................................................  15

SECTION 6.            CONDITIONS PRECEDENT TO CLOSING............................................................  16
         6.1.         Conditions to Obligations of Emageon and Merger Sub to Close...............................  16
         6.2.         Conditions to Obligations of Ultravisual to Close..........................................  18
         6.3.         Additional Action..........................................................................  21
         6.4.         Effects of the Merger......................................................................  21
         6.5.         Tax Consequences...........................................................................  21

SECTION 7.            REPRESENTATIONS AND WARRANTIES OF ULTRAVISUAL..............................................  21
         7.1.         Existence..................................................................................  21
         7.2.         Authority; Inconsistent Obligations........................................................  22
         7.3.         No Violation; Compliance with Laws.........................................................  22
         7.4.         No Subsidiaries............................................................................  22
         7.5.         Capitalization.............................................................................  22
         7.6.         Consents...................................................................................  23
         7.7.         Possession of Licenses, Etc................................................................  23
         7.8.         Sufficiency of Assets......................................................................  23
         7.9.         Ultravisual Financial Statements; Liabilities..............................................  23
         7.10.        Title to Properties........................................................................  24
         7.11.        Real Property..............................................................................  24
         7.12.        Intellectual Property Rights...............................................................  25
         7.13.        Contracts..................................................................................  26
         7.14.        Litigation; Contingencies..................................................................  26

                                                                  EXECUTION COPY

         7.15.        Taxes......................................................................................  26
         7.16.        Employment and Labor Matters...............................................................  27
         7.17.        Compliance with ERISA, etc.................................................................  28
         7.18.        Books and Records..........................................................................  29
         7.19.        Agreements and Transactions with Related Parties...........................................  29
         7.20.        No Agreement in Anticipation of Sale.......................................................  29
         7.21.        Environmental Matters......................................................................  29
         7.22.        Bank Accounts and Safety Deposit Boxes.....................................................  30
         7.23.        Absence of Changes.........................................................................  30
         7.24.        Information Statement......................................................................  31
         7.25.        Full Disclosure............................................................................  31

SECTION 8.            REPRESENTATIONS AND WARRANTIES OF EMAGEON AND MERGER SUB...................................  31
         8.1.         Existence..................................................................................  31
         8.2.         Authority; Inconsistent Obligations........................................................  32
         8.3.         No Violation; Compliance with Laws.........................................................  32
         8.4.         No Subsidiaries............................................................................  33
         8.5.         Capitalization.............................................................................  33
         8.6.         Consents...................................................................................  33
         8.7.         Possession of Licenses, Etc................................................................  34
         8.8.         Sufficiency of Assets......................................................................  34
         8.9.         Emageon Financial Statements; Liabilities..................................................  34
         8.10.        Title to Properties........................................................................  35
         8.11.        Real Property..............................................................................  35
         8.12.        Intellectual Property Rights...............................................................  35
         8.13.        Contracts..................................................................................  36
         8.14.        Litigation; Contingencies..................................................................  37
         8.15.        Taxes......................................................................................  37
         8.16.        Employment and Labor Matters...............................................................  38
         8.17.        Compliance with ERISA, etc.................................................................  38
         8.18.        Books and Records..........................................................................  39
         8.19.        Agreements with Transactions with Related Parties..........................................  40
         8.20.        No Agreement in Anticipation of Sale.......................................................  40
         8.21.        Environmental Matters......................................................................  40
         8.22.        Bank Accounts and Safety Deposit Boxes.....................................................  40
         8.23.        Absence of Changes.........................................................................  40
         8.24.        Continuity of Business Enterprise..........................................................  41
         8.25.        Information Statement......................................................................  41
         8.26.        Full Disclosure............................................................................  41

SECTION 9.            CONDUCT OF BUSINESS PENDING CLOSING........................................................  41
         9.1.         Business in the Ordinary Course............................................................  41
         9.2.         Information Statement......................................................................  43
         9.3.         Stockholder Approval.......................................................................  43
         9.4.         Board Recommendations......................................................................  44
         9.5.         Acquisition Proposals......................................................................  44

                                                                  EXECUTION COPY

SECTION 10.           INDEMNIFICATION............................................................................  45
         10.1.        Indemnification from Ultravisual Escrow Assets.............................................  45
         10.2.        Indemnification from Emageon Reserved Assets...............................................  46
         10.3.        Injunctive or Other Equitable Relief.......................................................  47
         10.4.        Indemnification Procedures.................................................................  47
         10.5.        Other Limitations..........................................................................  48
         10.6.        Exclusive Remedy...........................................................................  48
         10.7.        Survival...................................................................................  48
         10.8.        Ultravisual Stockholders' Representative...................................................  49
         10.9.        Emageon Reserved Assets....................................................................  50

SECTION 11.           TERMINATION................................................................................  51
         11.1.        Grounds for Termination....................................................................  51
         11.2.        Effect of Termination......................................................................  52

SECTION 12.           MISCELLANEOUS..............................................................................  52
         12.1.        Fees and Expenses..........................................................................  52
         12.2.        Reasonable Efforts.........................................................................  52
         12.3.        Governing Law..............................................................................  52
         12.4.        Notices....................................................................................  52
         12.5.        Entire Agreement...........................................................................  54
         12.6.        Assignability; Binding Effect..............................................................  54
         12.7.        Execution in Counterparts..................................................................  54
         12.8.        Amendments.................................................................................  54
         12.9.        Publicity and Disclosures..................................................................  55
         12.10.       Specific Performance.......................................................................  55
         12.11.       Access and Inspection......................................................................  55
         12.12.       Confidentiality............................................................................  55

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is entered into as of April 30, 2003 by and among Emageon, Inc., a Delaware corporation ("EMAGEON"), Emageon - UV Development Corporation, a Delaware corporation and wholly-owned subsidiary of Emageon ("MERGER SUB"), Ultravisual Medical Systems Corporation, a Delaware corporation ("ULTRAVISUAL") and Jeff Rusinow, as Stockholders' Representative (as defined herein).

      WHEREAS, the Boards of Directors of Emageon, Merger Sub and Ultravisual each have determined that it is advisable and in the best interests of their respective stockholders for Merger Sub to merge with and into Ultravisual in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), on the terms and subject to the conditions of this Agreement; and

      WHEREAS, as a condition and an inducement to the willingness of Emageon and Merger Sub to enter into this Agreement, certain stockholders of Ultravisual have concurrently herewith entered into a Support Agreement with Emageon and Merger Sub, pursuant to which, among other things, such stockholders have agreed to vote the shares of capital stock owned by them in favor of the merger contemplated by this Agreement; and

      WHEREAS, for federal income tax purposes, it is intended that the merger of Ultravisual with and into Merger Sub will qualify as a reorganization under the provisions of Sections 351, 361, 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "CODE"), and this Agreement constitutes a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code.

      NOW, THEREFORE, based upon the above premises and in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

SECTION 1. CERTAIN DEFINITIONS; INTERPRETATION

      1.1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following capitalized terms will have the meanings specified below (all terms used in this Agreement that are not defined in this SECTION 1.1 but defined elsewhere in this Agreement, will have for purposes of this Agreement the meanings set forth elsewhere in this Agreement):

      "ACTION" shall mean any action, suit, litigation, complaint, counterclaim, claim, petition, mediation contest, or administrative proceeding, whether at Law, in equity, in arbitration or otherwise, and whether conducted by or before any Government or other Person.

      "ACCREDITED INVESTOR" shall mean any Ultravisual Stockholder who is an "accredited investor" within the meaning of Rule 501 under the Securities Act and who executes and delivers to Emageon, at or prior to the Closing, a fully completed Investor Certification confirming that such Ultravisual Stockholder is an "accredited investor" within the meaning of Rule 501 under the Securities Act.

                                                                  EXECUTION COPY

      "ADDITIONAL AGREEMENTS" means each of the Amended Stockholders Agreement, the Registration Rights Agreement, the Ultravisual Warrants, the Stock Restriction Agreement and the Employment Agreements.

      "AFFILIATE" of any Person means (i) any director, officer or employee of such Person, (ii) any direct or indirect holder of five percent (5%) or more of any class of stock (or other equity interest) of such Person, (iii) any spouse, parent, sibling, or descendant (by blood or adoption) of such Person, (iv) any trust or family limited partnership, in whole or in part, for the benefit of, or owned by, such Person or any Person specified in clauses (i), (ii) or (iii) hereof, and (v) any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

      "AGREEMENT" shall have the meaning set forth in the recitals to this Agreement (the "RECITALS").

      "ALTERNATIVE TRANSACTION" shall have the meaning set forth in SECTION 9.4(b).

      "AMENDED STOCKHOLDERS AGREEMENT" shall mean that certain Amended and Restated Stockholders Agreement, dated October 2, 2001, as amended as of the Closing Date pursuant to an amendment substantially in the form attached hereto as EXHIBIT 1.1(a), as the same may be amended, restated, supplemented or otherwise modified from time to time.

      "ACQUISITION AGREEMENT" shall have the meaning set forth in SECTION
9.4(b).

      "ACQUISITION PROPOSAL" shall have the meaning set forth in SECTION 9.5.

      "ASSUMED ULTRAVISUAL OPTIONS" shall have the meaning set forth in SECTION 4.4(b).

      "AVAILABLE EMAGEON RESERVED ASSETS" shall have the meaning set forth in
SECTION 10.9(a).

      "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in Birmingham, Alabama, are required or authorized to be closed.

      "CANCELLATION AGREEMENT" shall have the meaning set forth in SECTION
4.4(a).

      "CASH CONSIDERATION" shall have the meaning set forth in SECTION 4.1(a).

      "CERTIFICATE OF MERGER" shall have the meaning set forth in SECTION 2.2.

      "CHANGE OF CONTROL" shall mean: (x) a consolidation or merger of Emageon with or into any other Person in which the holders of Emageon's outstanding capital stock immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger; (y) a transaction in which Emageon stockholders transfer more than 50% of the voting power of Emageon; or (z) a sale of all or substantially all of the assets of Emageon.

                                                                  EXECUTION COPY

      "CLAIMED SHARES" shall have the meaning set forth in SECTION 10.9(d).

      "CLOSING" shall have the meaning set forth in SECTION 5.1.

      "CLOSING DATE" shall have the meaning set forth in SECTION 5.1.

      "CODE" shall have the meaning set forth in the Recitals.

      "CONFIDENTIAL INFORMATION" shall have the meaning set forth in SECTION 12.13.

      "CONTINUING EMPLOYEES" shall have the meaning set forth in SECTION 4.4(a).

      "CONTROL" means a Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

      "DGCL" shall have the meaning set forth in the Recitals.

      "DISCLOSEE" shall have the meaning set forth in SECTION 12.13.

      "DISCLOSING PARTY" shall have the meaning set forth in SECTION 12.13.

      "DISSENTERS' RIGHTS" shall mean the rights of any Person pursuant to the DGCL to receive for their shares of capital stock in cash the value of such Person's shares in lieu of the Merger Consideration.

      "DISSENTING SHARES" shall mean any Ultravisual Shares as to which the holder thereof has demanded appraisal with respect to the Merger in accordance with Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost such Person's right to such appraisal.

      "EFFECTIVE TIME" shall have the meaning set forth in SECTION 2.2.

      "EMAGEON" shall have the meaning set forth in the Recitals.

      "EMAGEON BUSINESS" shall mean the business of marketing and selling certain software solutions and services related to digital storage and distribution management of medical images.

      "EMAGEON CERTIFICATES" shall mean the certificates representing shares of Emageon Common Stock or Emageon Series D Preferred Stock, as the case may be.

      "EMAGEON COMMON STOCK" shall mean the common stock of Emageon, $.001 par value per share.

      "EMAGEON COMMON STOCK VALUE" shall mean $.77 per share.

      "EMAGEON CONTRACTS" shall have the meaning set forth in SECTION 8.13.

                                                                  EXECUTION COPY

      "EMAGEON DISCLOSURE MEMORANDUM" shall have the meaning set forth in the introduction to SECTION 9.

      "EMAGEON EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in
SECTION 8.17(a).

      "EMAGEON FINANCIAL STATEMENTS" shall have the meaning set forth in SECTION 8.9(a).

      "EMAGEON INDEMNITEE" shall have the meaning set forth in SECTION 10.1.

      "EMAGEON LEASED REAL PROPERTY" shall have the meaning set forth in SECTION 8.11(a).

      "EMAGEON PERMITS" shall have the meaning set forth in SECTION 8.7.

      "EMAGEON PROPERTY LEASES" shall have the meaning set forth in SECTION 8.11(a).

      "EMAGEON REFERENCE DATE BALANCE SHEET" shall have the meaning set forth in
SECTION 8.9(a).

      "EMAGEON REFERENCE DATE" shall have the meaning set forth in SECTION
8.9(a).

      "EMAGEON RESERVED ASSETS" shall have the meaning set forth in SECTION 4.2(b)(ii).

      "EMAGEON SERIES D PREFERRED STOCK" shall mean the Series D Preferred Stock, as defined in the Restated Charter, $.001 par value per share.

      "EMAGEON SERIES D PREFERRED STOCK VALUE" shall mean $.77 per share.

      "EMAGEON SHARES" shall mean the issued and outstanding shares of Emageon common stock and preferred stock.

      "EMAGEON WARRANTS" shall mean warrants to purchase shares of Emageon Common Stock, which warrants shall be in substantially the form of EXHIBIT 1.1(b).

      "EMPLOYMENT AGREEMENTS" shall mean the employment agreements between Emageon and each of Mark Gehring, Praveen Sinha and Roger Chylla, each dated as of the Closing Date, as each Employment Agreement may be amended, restated, supplemented or otherwise modified from time to time.

      "ENVIRONMENTAL LAWS" shall mean all federal, national, state, provincial, municipal, and local Laws (which shall not include foreign laws), norms, general or particular conditions, conventions, requirements, covenants and Orders relating to health, safety and the environment, including, without limitation, Laws and covenants relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, materials or wastes of every kind and nature into the environment (including without limitation ambient air, surface water, ground water, soil and subsoil), or otherwise relating to the manufacture, generation, processing, distribution, application, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous

                                                                  EXECUTION COPY

substances, materials or wastes, or to occupational or worker safety and health, and any and all Laws, directives, guidelines, policies, plans, Orders, stipulations, provisions and conditions of Environmental Permits, licenses, stipulations, certificates of authorization, and other operating authorizations, notices or demand letters issued, entered, promulgated or approved thereunder.

      "ENVIRONMENTAL PERMITS" shall mean all permits, licenses, certificates, approvals, authorizations, regulatory plans or compliance schedules required by applicable Environmental Laws, or issued by a Government pursuant to applicable Environmental Laws, or entered into by agreement of the party to be bound, relating to activities that affect human health or the environment, including, without limitation, permits, licenses, certificates, approvals, authorizations, regulatory plans and compliance schedules for air emissions, water discharges, pesticide and herbicide or other agricultural chemical storage, use or application, and Hazardous Material or Solid Waste generation, use, storage, treatment and disposal.

      "ERISA AFFILIATE" shall have the meaning set forth in SECTION 7.17(h).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ESCROW AGENT" shall be a person mutually agreed upon by Emageon and Ultravisual prior to Closing, in its capacity as Escrow Agent under the Escrow Agreement.

      "ESCROW AGREEMENT" shall have the meaning set forth in SECTION 4.2(b)(i).

      "EXCLUDED OPTIONEE" shall have the meaning set forth in SECTION 4.4(b).

      "FORUM" shall mean any federal, national, state, local, municipal or foreign court, Governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

      "GAAP" shall mean generally accepted accounting principles, consistently applied.

      "GOVERNANCE DOCUMENTS" shall mean, with respect to Emageon, Merger Sub or Ultravisual, as the case may be, the Certificate of Incorporation, Bylaws, stockholders agreement, any voting agreements or similar governing documents.

      "GOVERNMENT" shall mean any federal, national, state, provincial, local, municipal, or foreign government or any department, commission, board, bureau, agency, instrumentality, unit, or taxing authority thereof.

      "HAZARDOUS MATERIAL" shall mean any substance or material, including without limitation raw materials, commercial products and wastes or waste products that, because of its quantity, concentration, or physical, chemical or infectious characteristics may cause or significantly contribute to an increase in mortality or an increase in serious, irreversible or incapacitating illness, or pose a substantial hazard to human health or the environment, including without limitation all substances and materials designated as hazardous or toxic under any applicable Environmental Law.

                                                                  EXECUTION COPY

      "HEREOF", "HEREIN", "HEREUNDER" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and "SECTION", "EXHIBIT" and like references are to this Agreement unless otherwise specified.

      "IMPROVEMENTS" shall mean all buildings, structures and other improvements of any and every nature located on any real property and all fixtures attached or affixed, actually or constructively, to real property or to any such buildings, structures or other improvements.

      "INDEMNITEE" shall have the meaning set forth in SECTION 10.4.

      "INDEMNITOR" shall have the meaning set forth in SECTION 10.4.

      "INFORMATION STATEMENT" shall have the meaning set forth in SECTION 9.2.

      "INVESTOR CERTIFICATION" shall mean an investor certification in a form reasonably acceptable to Emageon.

      "KEY OFFICER" shall mean (i) with respect to Emageon or Merger Sub, Charles A. Jett, Jr., Randall Pittman, Gary York, Noel Gartman and Milton Silva-Craig, and (ii) with respect to Ultravisual, Mark Gehring, Praveen Sinha or Roger Chylla.

      "KNOWLEDGE": A Person (other than an individual natural Person) will be deemed to have "Knowledge" of a particular fact or other matter if any individual natural Person who is serving as a Key Officer of such Person is actually aware of such fact or other matter.

      "LAW" shall mean all federal, national, state, provincial, local, municipal or foreign constitutions, statutes, rules, regulations, ordinances, acts, codes, legislation, treaties, conventions, judicial decisions, common law principles, and similar laws and legal requirements, whether of the United States of America or any other jurisdiction, as in effect from time to time.

      "LIABILITY" shall mean any liability or obligation whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

      "LIEN" shall mean any mortgage, charge, claim, community property interest, condition, equitable interest, option, pledge, security interest, hypothecation, lien, encumbrance, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, and the filing of or agreement to give any financing statement under the lien notice records or other similar legislation of any Government.

      "LOSS" shall have the meaning set forth in SECTION 10.1.

      "MATERIAL ADVERSE CHANGE" shall mean a state of facts, event, change or effect that has, has had, or could reasonably be expected to have a material adverse effect on the business assets, properties, Liabilities, affairs, financial condition, results of operation or prospects of Ultravisual or Emageon, as the case may be.

                                                                  EXECUTION COPY

      "MATERIAL CONTRACTS" means, with respect to any Person, all written and oral material agreements and commitments of such Person, including, without limitation, all employment and consulting contracts, severance agreements, union contracts, distributorship agreements, agreements with suppliers and customers (except purchase or sale orders entered into in the ordinary course of business and involving the purchase and sale of goods or services for not more than $5,000), leases, licenses, employee benefit plans, deferred compensation agreements, indentures, notes, bonds, mortgages, security agreements, loan agreements, guaranties, franchise agreements, non-competition agreements, agreements in respect of the issuance, sale, repurchase or transfer of such Person's capital stock, bonds or other securities, powers of attorney, and any contract that involves a payment of more than $25,000, or has a term or requires performance over a period of more than 180 days.

      "MERGER" shall have the meaning set forth in SECTION 2.1.

      "MERGER CONSIDERATION" shall have the meaning set forth in SECTION 4.1(a).

      "MERGER SUB" shall have the meaning set forth in the Recitals.

      "OBLIGATED COMPANY" shall have the meaning set forth in SECTION 9.1.

      "ORDERS" shall mean all orders, writs, judgments, injunctions, decrees, rulings, consent agreements, and awards of or by any Forum or entered by consent of the party to be bound.

      "PERSON" shall include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a Government and any other entity.

      "QUALIFYING IPO" shall mean an underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Emageon Common Stock for the account of Emageon and/or any selling stockholders in which the offering price per share is at least $1.2825 (as adjusted for stock splits, stock dividends, reclassifications and the like) and the aggregate proceeds to Emageon (before deduction for underwriters' discounts and expenses relating to the issuance, including without limitation legal fees of the Emageon's counsel) are at least $50,000,000.

      "RELATED PARTY" shall mean, as to any specified Person, (a) any other Person owning, or formerly owning, beneficially or of record, directly or indirectly, any of the shares of or other equity interest in the specified Person, (b) any Affiliate of the specified Person, (c) any director or officer of the specified Person, (d) any other Person in which any of the foregoing Persons has, directly or indirectly, at least a three percent (3.0%) beneficial interest in the capital stock or other type of equity interest of such Person, or (e) any partnership in which any of the foregoing Persons is a general partner or has at least a three percent (3.0%) beneficial interest.

      "REGISTRATION RIGHTS AGREEMENT" shall mean the Amended and Restated Registration Rights Agreement among Emageon, the Ultravisual Stockholders and the other Emageon stockholders named therein, dated as of the Closing Date, in the form attached hereto as EXHIBIT 1.1(e), as the same may be amended, restated, supplemented or otherwise modified from time to time.

                                                                  EXECUTION COPY

      "REPRESENTATIVE" shall have the meaning set forth in SECTION 4.2(a).

      "RESTATED CHARTER" means the Amended and Restated Certificate of Incorporation of Emageon, in the form attached hereto as EXHIBIT 1.1(c).

      "SECURITIES ACT" shall have the meaning set forth in SECTION 7.5.

      "SHARE CONSIDERATION" shall have the meaning set forth in SECTION 4.1(a).

      "SOLID WASTE" shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plant, or air pollution control facility and other discarded material, including solid, liquid, semisolid, or contained gaseous material resulting from industrial, commercial, mining and agricultural operations, and from community activities.

      "STOCKHOLDERS' REPRESENTATIVE" shall have the meaning set forth in SECTION 10.8.

      "STOCK RESTRICTION AGREEMENT" shall mean the Stock Restriction Agreement between Emageon, and each of Mark Gehring, Praveen Sinha and Roger Chylla in the form attached hereto as EXHIBIT 1.1(d), as the same may be amended, restated, supplemented or otherwise modified from time to time.

      "SUBSEQUENT DETERMINATION" shall have the meaning set forth in SECTION 9.4(b).

      "SUPERIOR PROPOSAL" shall have the meaning set forth in SECTION 9.4(b).

      "SURVIVAL PERIOD" shall have the meaning set forth in SECTION 10.6(a).

      "SURVIVING CORPORATION" shall have the meaning set forth in SECTION 2.1.

      "TAX" and "TAXES" include all past, present or future federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, transfer, receipts, sales, use, franchise, employment, social security, license, payroll, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

      "THIRD PARTY REIMBURSEMENT" shall have the meaning set forth in SECTION 10.5(b).

      "TRANSMITTAL LETTER" shall have the meaning set forth in SECTION 4.2(b).

      "ULTRAVISUAL" shall have the meaning set forth in the Recitals.

      "ULTRAVISUAL BUSINESS" means the business of marketing and selling certain medical systems image management and visualization technology and solutions, including the VisualPACS Solution.

      "ULTRAVISUAL CERTIFICATES" shall mean the certificates representing all issued and outstanding Ultravisual Shares.

                                                                  EXECUTION COPY

      "ULTRAVISUAL COMMON STOCK" shall mean the common stock of Ultravisual, $.01 par value.

      "ULTRAVISUAL CONTRACTS" shall have the meaning set forth in SECTION 7.13.

      "ULTRAVISUAL DISCLOSURE MEMORANDUM" shall have the meaning set forth in the introduction to SECTION 7.

      "ULTRAVISUAL EMPLOYEE BENEFIT PLANS" shall have the meaning of SECTION 7.17(a).

      "ULTRAVISUAL ESCROW ASSETS" shall have the meaning set forth in SECTION 4.2(b)(i).

      "ULTRAVISUAL FINANCIAL STATEMENTS" shall have the meaning set forth in
SECTION 7.9.

      "ULTRAVISUAL INDEMNITEE" shall have the meaning set forth in SECTION 10.2.

      "ULTRAVISUAL LEASED REAL PROPERTY" shall have the meaning set forth in
SECTION 7.11(a).

      "ULTRAVISUAL OPTION PLAN" shall mean the UltraVisual Medical Systems Corporation 2000 Stock Option Plan.

      "ULTRAVISUAL OPTIONS" shall mean any and all stock options issued pursuant to the Ultravisual Option Plan.

      "ULTRAVISUAL PERMITS" shall have the meaning set forth in SECTION 7.7.

      "ULTRAVISUAL PROPERTY LEASES" shall have the meaning set forth in SECTION 7.11(b).

      "ULTRAVISUAL REFERENCE DATE BALANCE SHEET" shall have the meaning set forth in SECTION 7.9.

      "ULTRAVISUAL REFERENCE DATE" shall have the meaning set forth in SECTION 7.9.

      "ULTRAVISUAL SHARES" shall mean the issued and outstanding shares of Ultravisual Common Stock.

      "ULTRAVISUAL STOCKHOLDER" shall mean each holder of Ultravisual Common Stock immediately prior to the Effective Time.

      "UNACCREDITED INVESTOR" shall mean any Person who is not an Accredited Investor.

      "UV WARRANTHOLDERS" shall mean Frederick & Company, Inc., Fran Corby and Jeff Rusinow, LLC.

      "UV WARRANTS" shall mean those certain Common Stock Purchase Warrants held by the UV Warrantholders.

                                                                  EXECUTION COPY

      1.2. INTERPRETATION. In interpreting this Agreement, the following rules of construction shall apply:

            (a) The headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

            (b) Where the context requires, the use of the singular form in this Agreement will include the plural, the use of the plural will include the singular, and the use of any gender will include any and all genders.

            (c) The word "including" (and, with correlative meaning, the word "include") means that the generality of any description preceding such word is not limited, and the words "shall" and "will" are used interchangeably and have the same meaning.

            (d) References in this Agreement to "Sections" or "Exhibits" shall be to Sections or Exhibits of or to this Agreement unless otherwise specifically provided.

            (e) References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

            (f) References to any statute and related regulation shall include any amendments of the same and any successor statutes and regulations.

            (g) Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted in accordance with GAAP.

SECTION 2. THE MERGER; EFFECTIVE TIME

      2.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub and Ultravisual shall consummate a merger (the "MERGER") in which (a) Merger Sub shall be merged with and into Ultravisual and the separate corporate existence of Merger Sub shall thereupon cease, and (b) Ultravisual shall continue as the surviving corporation in the Merger ("SURVIVING CORPORATION"). Upon effectiveness of the Merger, Emageon shall change its name to "EMAGEON UV, INC."

      2.2. EFFECTIVE TIME. Subject to the provisions of this Agreement, Merger Sub and Ultravisual shall cause the Merger to be consummated by filing on the Closing Date a Certificate of Merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "EFFECTIVE TIME") which shall have been duly filed with the Secretary of State of the State of Delaware.

                                                                  EXECUTION COPY

SECTION 3. THE SURVIVING CORPORATION

      3.1. CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of Merger Sub shall be and become the Certificate of Incorporation of the Surviving Corporation.

      3.2. BYLAWS. At the Effective Time, the Bylaws of Merger Sub shall be and become the Bylaws of the Surviving Corporation.

      3.3. DIRECTORS. The Board of Directors of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each of such individuals to serve until his or her successor is duly elected. The Board of Directors of Emageon as of the Effective Time shall consist of the following individuals, each of such individuals to serve until his or her successor is duly elected:

            Chris Horgen
            Charles A. Jett, Jr.
            Gary A. York
            Roddy Clark
            Hugh Williamson
            Paul Reaves
            John Thompson
            Mark Gehring

      3.4. OFFICERS. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each of such officers to serve until his or her successor is duly elected. The officers of Emageon as of the Effective Time shall be as follows:

            Charles A. Jett, Jr., President, Chief Executive Officer and Chairman of the Board
            W. Randall Pittman, Chief Financial Officer, Secretary and Treasurer Milton Silva-Craig, Chief Operating Officer
            Gary York, Chief Technology Officer - Infrastructure
            Noel Gartman, Senior Vice President of Marketing
            Mark Gehring, Chief Technology Officer - Visualization

SECTION 4. MERGER CONSIDERATION

      4.1.  MERGER CONSIDERATION.

            (a) Merger Consideration. Prior to the Effective Time, Emageon will adopt and file with the Secretary of State of the State of Delaware the Restated Charter. At the Effective Time, (i) each share of Ultravisual Common Stock held by Accredited Investors, issued and outstanding immediately prior to the Effective Time except for Dissenting Shares, shall, by virtue of the Merger and without any further action on the part of the holder thereof, be converted into the right to receive (A) .619024 shares of Emageon Common Stock, (B) ..600384 shares of Emageon Series D Preferred Stock and (C) Emageon Warrants to purchase .196323 shares of Emageon Common Stock (collectively, the "SHARE CONSIDERATION"), and (ii) each

                                                                  EXECUTION COPY

share of Ultravisual Common Stock held by any Unaccredited Investors, issued and outstanding immediately prior to the Effective Time, except for Dissenting Shares, shall be converted into the right to receive sixty-three cents ($0.63) in cash (the "CASH CONSIDERATION") (with respect to each Ultravisual Stockholder, such shares of Emageon Common Stock, Emageon Series D Preferred Stock and Emageon Warrants, or such cash, as the case may be, the "MERGER CONSIDERATION"). Each of Emageon, Merger Sub and Ultravisual agrees to report the Merger as a tax free reorganization within the meaning of Section 368 of the Code on all filings made with any taxing authority.

            (b) Ultravisual Treasury Share Cancellation. At the Effective Time, each Ultravisual Share that is owned by Ultravisual or held in the treasury of Ultravisual shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

            (c) Fractional Shares. Notwithstanding anything herein to the contrary, (i) no fractional shares of Emageon Common Stock or Emageon Series D Preferred Stock shall be issued, and if any Ultravisual Stockholder would otherwise be entitled to receive a fractional share of Emageon Common Stock or Emageon Series D Preferred Stock, in lieu thereof such Ultravisual Stockholder shall be paid an amount in cash equal to such fractional part of a share multiplied by the Emageon Common Stock Value as to any such fractional shares of Emageon Common Stock, and the Emageon Series D Preferred Stock Value as to each fractional share of Emageon Series D Preferred Stock and (ii) no Emageon Warrants to purchase fractional shares of Emageon Common Stock will be issued, and the number of shares of Emageon Common Stock issuable upon the exercise of each Emageon Warrant that is issued as part of the Merger Consideration will be rounded down to the next whole number of shares. Payments of any cash in lieu of fractional shares at Closing shall be made by check.

            (d) Anti-Dilution Provisions. In the event that, prior to Closing, Emageon changes the number of shares of Emageon Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or any other kind of recapitalization, the Share Consideration shall be proportionately adjusted.

            (e) Other Shares. At the Effective Time, by virtue of the Merger, and without any action on the part of Emageon or Merger Sub, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

      4.2.  EXCHANGE AND PAYMENT PROCEDURES; SHARE EXCHANGE.

            (a)   Exchange Procedures. Promptly, but in no event more than three
(3) Business Days after the Closing Date, the Surviving Corporation shall cause to be mailed to each holder of record of Ultravisual Shares that, immediately prior to the Closing Date, represented Ultravisual Shares that were converted into the right to receive the Merger Consideration pursuant to SECTION 4.1, (i) a letter of transmittal in a form reasonable acceptable to Ultravisual and Emageon (the "TRANSMITTAL LETTER") and (ii) instructions for use in effecting the surrender of the Ultravisual Certificates in exchange for the applicable Merger Consideration. Upon surrender of an Ultravisual Certificate for cancellation to Emageon or to such other agent or

                                                                  EXECUTION COPY

agents as may be appointed by Emageon, together with such Transmittal Letter, duly completed and validly executed in accordance with the instructions thereto, the holder of such Ultravisual Certificate shall be entitled to receive in exchange therefor (i) as to Ultravisual Shares held by Accredited Investors, Emageon Certificates representing the number of whole shares of Emageon Common Stock and Emageon Series D Preferred Stock (less the number of shares of Emageon Common Stock and Emageon Series D Preferred Stock to be deposited in escrow on such holder's behalf pursuant to SECTION 4.2(b) hereof), and Emageon Warrants to which such holder is entitled pursuant to SECTION 4.1(a) and cash in lieu of fractional shares (if any) to which such holder is entitled pursuant to SECTION 4.1(c), and (ii) as to Ultravisual Shares held by Unaccredited Investors (if any) the Cash Consideration to which such Unaccredited Investor(s) shall be entitled pursuant to SECTION 4.1(a), and in each case the Ultravisual Certificate so surrendered shall be canceled.

            (b)   Escrow.

                  (i) Ultravisual Escrow. Emageon shall deposit with the Escrow Agent 3,528,612 shares of the Emageon Common Stock and 3,431,845 shares of the Series D Preferred Stock that is to be issued as part of the Merger Consideration (the "ULTRAVISUAL ESCROW ASSETS"). The Ultravisual Escrow Assets shall be held in escrow to satisfy the indemnification obligations of Ultravisual and the Ultravisual Stockholders under SECTION
      10.1 and disbursed pursuant to the terms of the escrow agreement among Ultravisual, Emageon, Merger Sub and the Stockholders' Representative dated as of the date hereof (the "ESCROW AGREEMENT"), attached hereto as
      EXHIBIT 4.2(b)(i).

                  (ii) Emageon Reservation of Shares. In addition to and separate from the Merger Consideration, Emageon shall reserve for issuance, out of its authorized but unissued shares, the same number of shares of Emageon Common Stock and Emageon Series D Preferred Stock as shall have been deposited pursuant to SECTION 4.2(b)(i) (the "EMAGEON RESERVED ASSETS"). Emageon shall be obligated to use the Emageon Reserved Assets to satisfy the indemnification obligations of Emageon and Merger Sub under SECTION 10.2.

            (c) Distributions with Respect to Unexchanged Shares of Company Capital Stock. No dividends or other distributions with respect to Emageon Common Stock or Emageon Series D Preferred Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Ultravisual Certificate until the holder of record of such Ultravisual Certificate shall surrender such Ultravisual Certificate. Subject to applicable law, following surrender of any such Ultravisual Certificate, there shall be paid to the record holder of the certificates representing whole shares of Emageon Common Stock or Emageon Series D Preferred Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable.

            (d) Lost Certificates. If any Ultravisual Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance reasonably satisfactory to Emageon, by an Ultravisual Stockholder or

                                                                  EXECUTION COPY

the Stockholder Representative claiming such Ultravisual Certificate to be lost, stolen or destroyed, and upon such Ultravisual Stockholder or Stockholder Representative agreeing to indemnify Emageon, Emageon shall issue in exchange for such lost, stolen or destroyed Ultravisual Certificate, the Merger Consideration pursuant to this Agreement.

      4.3.  DISSENTING SHARES

            (a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive the Merger Consideration pursuant to SECTION 4.1(a), but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

            (b) Notwithstanding the provisions of SECTION 4.3(a), if any Ultravisual Stockholder who or that demands appraisal of such Person's Ultravisual Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) such Person's right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Person's Ultravisual Shares shall automatically be converted into and represent only the right to receive the Merger Consideration, as provided in SECTION 4.1(a), upon surrender of the Ultravisual Certificates pursuant to SECTION 4.2.

            (c) Ultravisual shall give Emageon (i) prompt notice of any written demands for appraisal or payment of the fair value of any Ultravisual Shares, withdrawals of such demands, and any other instruments served on Ultravisual pursuant to the DGCL received by Ultravisual and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Emageon, Ultravisual shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

      4.4.  TREATMENT OF WARRANTS AND STOCK OPTIONS

            (a) Ultravisual shall use commercially reasonable efforts to cause all Ultravisual Options held by Ultravisual employees or consultants (subject to SECTION 4.4(b)) who will continue as employees or consultants of Emageon immediately following the Effective Time ("CONTINUING EMPLOYEES"), that are not exercised prior to the Effective Time, to be cancelled prior to the Effective Time pursuant to a cancellation agreement, in a form acceptable to Emageon (the "CANCELLATION AGREEMENT") with each such Continuing Employee. Emageon agrees to issue new Emageon stock options to purchase up to an aggregate of 2,250,000 (including in such amount the stock options to be issued pursuant to subsection
(b) below) shares of Emageon Common Stock (with respect to each such Person, at an exercise price per share of $0.57 (or as may otherwise be mutually agreed upon by Emageon and Ultravisual), and in such amounts and with such vesting periods mutually agreed upon by Emageon and Ultravisual) under the Emageon, Inc. 2000 Equity Compensation Plan to the Persons who have executed a Cancellation Agreement prior to the Effective Time.

            (b) Within thirty (30) days after the Effective Time, except as otherwise agreed to by Emageon and Ultravisual prior to Closing, Emageon shall assume the Ultravisual Options held by any Excluded Optionee (as defined below) that are not exercised prior to the

                                                                  EXECUTION COPY

Effective Time (each, an "ASSUMED ULTRAVISUAL OPTION"), subject to the terms and conditions of the Ultravisual Option Plan. Each Assumed Ultravisual Option shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Ultravisual Option (including any applicable stock option agreement or other document evidencing such Ultravisual Option) immediately prior to the Effective Time, except that (except as otherwise agreed to by Emageon and Ultravisual prior to Closing) (i) each Assumed Ultravisual Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Emageon Common Stock equal to the number of shares of Ultravisual Common Stock into which such Ultravisual Option was exercisable, and (ii) the per share exercise price for the shares of Emageon Common Stock issuable upon exercise of such Assumed Ultravisual Option shall be equal to $.57. Within thirty (30) days after the Effective Time, Emageon shall provide to each Person who holds an Assumed Ultravisual Option a document evidencing the foregoing assumption of such Assumed Ultravisual Option by Emageon. As used herein, "EXCLUDED OPTIONEE" means any Person holding Ultravisual Options as of the Effective Time that is (A) a former employee of Ultravisual, (B) a Person who will not perform services for Emageon immediately following the Effective Time, (C) a Person to whom the issuance of Emageon stock options would not be exempt from the registration requirements of the Securities Act and applicable state securities law, as determined by Emageon in its sole discretion, or (D) a Continuing Employee who has not executed a Cancellation Agreement.

            (c) Promptly after closing, Emageon shall take all steps reasonably necessary to grant to the UV Warrantholders, in exchange for their cancellation and delivery to Emageon of their UV Warrants, new warrants to purchase securities of Emageon in accordance with the terms of such UV Warrants relating to a merger of Ultravisual with another company. The effect of such exchange shall be that the UV Warrantholders will have the right to receive, upon the exercise of such new warrants and payment of the exercise price therefor, the kind and amount of Emageon securities that such UV Warrantholders would have been entitled to receive if, immediately prior to the closing of the Merger, such UV Warrantholders had held the number of shares of Ultravisual Common Stock that were then purchasable upon the exercise of such UV Warrants.

SECTION 5. CLOSING; DELIVERIES

      5.1. CLOSING. The closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. on the second Business Day after all of the conditions set forth in SECTIONS 6.1 and 6.2 have been satisfied or waived (the "CLOSING Date") at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309-4530 or at such other date, time or place as may be agreed to in writing by Emageon and Ultravisual.

      5.2.  FILINGS AND DELIVERIES

            (a) Prior to Closing, Emageon will file the Restated Charter with the Secretary of State of the State of Delaware.

                                                                  EXECUTION COPY

            (b) At the Closing, Merger Sub and Ultravisual will file the Certificate of Merger with the Secretary of State of the State of Delaware to effect the Merger.

            (c) All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing).

SECTION 6. CONDITIONS PRECEDENT TO CLOSING

      6.1. CONDITIONS TO OBLIGATIONS OF EMAGEON AND MERGER SUB TO CLOSE. The obligations of Emageon and Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every one of the following conditions at or prior to the Closing, any or all of which may be waived in writing in whole or in part by Emageon:

            (a) Representations and Warranties. Each of the representations and warranties contained in this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of, or in respect of, the Ultravisual Business and Ultravisual that is not qualified by materiality shall have been true and correct in all material respects as of the date when made and will be true and correct in all material respects on the Closing Date as though made again at and as of the Closing Date, and each of the representations and warranties contained in this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of, or in respect of, the Ultravisual Business and Ultravisual that is qualified by materiality shall have been true and correct in all respects as of the date when made and will be true and correct on the Closing Date as though made again at and as of the Closing Date.

            (b) Compliance with Covenants and Conditions. Ultravisual shall have performed and complied with all covenants and agreements and satisfied all conditions required by this Agreement to be performed or complied with, or satisfied by it prior to or on the Closing Date.

            (c) Requisite Stockholder Approval. This Agreement, the Merger and the transactions contemplated herein shall have been duly and validly approved by the written consent of Ultravisual Stockholders holding at least 90% of the Ultravisual Shares.

            (d) Closing Certificates. Ultravisual shall have delivered to Emageon and Merger Sub a certificate, executed by such officers as Emageon shall request, dated as of the Closing Date and certifying in such detail as Emageon may request as to the fulfillment and satisfaction of the conditions specified in SECTIONS 6.1(a), 6.1(b) AND 6.1(c).

            (e) Government Consents. Emageon, Merger Sub and Ultravisual shall have received all authorizations, consents and approvals of any Government necessary or desirable for the execution, delivery and performance of this Agreement and the transactions contemplated hereby, all such authorizations, consents and approvals shall be in full force and effect, and all notices required to be given to any Government shall have been given and all applicable waiting periods shall have expired.

                                                                  EXECUTION COPY

            (f) Consents. Ultravisual shall have delivered to Emageon and Merger Sub all registrations, permits, filings, applications, notices, consents, approvals, orders, qualifications, and authorizations of all Persons from which such consents are required for the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including all consents required to be obtained from the Wisconsin Department of Commerce), and none of such authorizations, consents or approvals shall be subject to any restrictions or conditions that require any payment to the consenting or approving party by Emageon, Merger Sub or Ultravisual or that materially adversely affect the Ultravisual Business, Merger Sub, Emageon or Ultravisual's assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects.

            (g) Secretary's Certificate. Emageon and Merger Sub shall have received a certificate dated the Closing Date from the Secretary of Ultravisual certifying as to (i) the Certificate of Incorporation and Bylaws of Ultravisual,
(ii) the resolutions of the Board of Directors and stockholders of Ultravisual approving the execution, delivery and performance of this Agreement and any Additional Agreements, the transactions contemplated hereby and thereby, the taking of any and all other actions necessary to enable Ultravisual to comply with the terms hereof and the Additional Agreements and to consummate the Merger and the other transactions contemplated in this Agreement and the Additional Agreements, and (iii) the incumbency of the officers of Ultravisual executing this Agreement and any Additional Agreements.

            (h) Legal Opinion. Emageon shall have received from Michael, Best & Friedrich LLP, legal counsel to Ultravisual, a legal opinion addressed to Emageon dated the Closing Date in a form reasonably agreed upon by Emageon and Ultravisual.

            (i) No Inconsistent Requirements. No Action shall have been commenced by any Government or Person (i) seeking to enjoin or prohibit the transactions contemplated by this Agreement or any Additional Agreement, or (ii) claiming that any Person (other than the Persons set forth in SECTION 7.5 of the Ultravisual Disclosure Memorandum) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital stock, or any other voting, equity, or ownership interest in Ultravisual, or is entitled to all or any portion of the consideration payable for the Ultravisual Shares.

            (j) No Injunction. No temporary restraining order, preliminary or permanent injunction or other Order by any court of competent jurisdiction which prohibits the consummation of the transactions contemplated in this Agreement will have been issued and remain in effect on the Closing Date; provided, however, that the parties to this Agreement will use all reasonable efforts to have each and every relevant Order or injunction vacated or reversed prior to the Closing Date.

            (k) No Material Adverse Change. No Material Adverse Change shall have occurred with respect to Ultravisual after the date of this Agreement.

            (l) Additional Agreements and Closing Documents. Emageon shall have received duly executed and delivered counterpart originals of each Additional Agreement, signed by each Person that is to be a party thereto including, with respect to the Amended Stockholders

                                                                  EXECUTION COPY

Agreement and the Registration Rights Agreement, each Ultravisual Stockholder who is an Accredited Investor.

            (m) Expenses Certificate. One Business Day prior to Closing, Emageon and Merger Sub shall have received a certificate in form and substance reasonably satisfactory to Emageon and executed by Ultravisual's Chief Executive Officer or Chief Financial Officer, setting forth and certifying Ultravisual's aggregate Liability for expenses through the Closing Date, including all amounts paid through such date, which shall be accompanied by such supporting information and calculations as are reasonably necessary for Emageon to verify and determine such amount as of the Closing Date.

            (n) Dissenting Shares. The number of Dissenting Shares shall not exceed One Percent (1%) of the aggregate number of Ultravisual Shares as of the Effective Time.

            (o) Investor Certifications. Emageon shall have received from all of the Ultravisual Stockholders Investor Certifications executed in favor of Emageon, and duly executed Investor Certifications from Ultravisual Stockholders holding at least 99% of the Ultravisual Shares indicating that such Ultravisual Stockholders are Accredited Investors.

            (p) Amount of Cash Consideration. The aggregate amount of Cash Consideration payable by Emageon, together with the amount of cash Emageon reasonably believes may be required to be paid to holders of Dissenting Shares, shall not exceed $200,000 plus any amount owed by Emageon to Ultravisual on the first date when all other conditions to closing set forth in this SECTION 6.1 have been satisfied.

            (q) Powers of Attorney. Emageon shall have received a power of attorney, in a form reasonably acceptable to Emageon, from each Ultravisual Stockholder appointing the Stockholders' Representative and expressly agreeing to the provisions set forth in SECTION 10 of this Agreement.

            (r) Options. Emageon shall have received executed copies of Cancellation Agreements from at least 93% of Persons holding Ultravisual Options.

            (s) Sale of Ultravisual Common Stock. Ultravisual shall have purchased from Mark Gehring, Praveen Sinha and Roger Chylla, and shall not have reissued, an aggregate of 200,000 shares of Ultravisual Common Stock at a price per share no greater than $.01.

      6.2. CONDITIONS TO OBLIGATIONS OF ULTRAVISUAL TO CLOSE. The obligations of Ultravisual under this Agreement to consummate the Merger and the other transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every one of the following conditions at or prior to the Closing, any or all of which may be waived in writing in whole or in part by
Ultravisual:

            (a) Representations and Warranties. Each of the representations and warranties contained in this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of, or in respect of, the Emageon Business, Emageon and Merger Sub that is not qualified by materiality shall have been true and correct in all material respects as of the date when made and will be true and correct in all material respects on the

                                                                  EXECUTION COPY

Closing Date as though made again at and as of the Closing Date, and each of the representations and warranties contained in this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of, or in respect of, the Emageon Business, Emageon and Merger Sub that is qualified by materiality shall have been true and correct in all respects as of the date when made and will be true and correct in all respects on the Closing Date as though made again at and as of the Closing Date.

            (b) Compliance with Covenants and Conditions. Emageon and Merger Sub shall have performed and complied with all covenants, agreements and satisfied all conditions required by this Agreement to be performed or complied with by them, or satisfied by them prior to or on the Closing Date.

            (c) Requisite Stockholder Approval. This Agreement, the Merger and the transactions contemplated herein shall have been duly and validly approved by the Emageon Stockholders (to the extent necessary), in accordance with Emageon's Governance Documents and the DGCL. This Agreement, the Merger and the transactions contemplated herein shall have been duly and validly approved by the Emageon, as the sole stockholder of Merger Sub, in accordance with Merger Sub's Governance Documents and the DGCL.

            (d) Closing Certificates. Each of Emageon and Merger Sub shall have delivered to Ultravisual certificates, executed by such officers as Ultravisual shall request, dated as of the Closing, certifying in such detail as Ultravisual may request as to the fulfillment and satisfaction of the conditions specified in SECTIONS 6.2(a), 6.2(b) AND 6.2(c).

            (e) Government Consents. Emageon, Merger Sub and Ultravisual shall have received all authorizations, consents and approvals of any Government necessary or desirable for the execution, delivery and performance of this Agreement, the Merger and the other transactions contemplated hereby, all such authorizations, consents and approvals shall be in full force and effect, and all notices required to be given to any Government shall have been given and all applicable waiting periods shall have expired.

            (f) Consents. Emageon and Merger Sub shall have delivered to Ultravisual all registrations, permits, filings, applications, notices, consents, approvals, orders, qualifications, and authorizations of all Persons from which such consents are required for the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and none of such authorizations, consents or approvals shall be subject to any restrictions or conditions that require any payment to the consenting or approving party by Ultravisual, Merger Sub or Emageon or that materially adversely affect the Emageon Business, Merger Sub, Emageon, or Emageon's assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects.

            (g) Secretary's Certificate. Ultravisual shall have received a certificate dated the Closing Date from (i) the Secretary of Emageon certifying as to (A) the Certificate of Incorporation and Bylaws of Emageon, (B) the resolutions of the Board of Directors and stockholders of Emageon approving the execution, delivery and performance of this Agreement and any Additional Agreements, the transactions contemplated hereby and thereby, the taking of any and all other actions necessary to enable Emageon to comply with the terms hereof and the

                                                                  EXECUTION COPY

Additional Agreements and to consummate the Merger and the other transactions contemplated in this Agreement and the Additional Agreements, and (C) the incumbency of the officers of Emageon executing this Agreement and any Additional Agreements and (ii) the Secretary of Merger Sub certifying as to (A) the Certificate of Incorporation and Bylaws of Merger Sub, (B) the resolutions of the Board of Directors and sole stockholder of Merger Sub approving the execution, delivery and performance of this Agreement and any Additional Agreements, the transactions contemplated hereby and thereby, the taking of any and all other actions necessary to enable Merger Sub to comply with the terms hereof and the Additional Agreements and to consummate the Merger and the other transactions contemplated in this Agreement and the Additional Agreements, and
(C) the incumbency of the officers of Merger Sub executing this Agreement and any Additional Agreements and

            (h) Legal Opinion. Ultravisual shall have received from Kilpatrick Stockton, LLP, legal counsel to Emageon, a legal opinion addressed to Ultravisual dated the Closing Date in a form reasonably agreed upon by Emageon and Ultravisual.

            (i) No Inconsistent Requirements. No Action shall have been commenced by any Government or Person (y) seeking to enjoin or prohibit the transactions contemplated by this Agreement or any Additional Agreement, or (z) claiming that any Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital stock, or any other voting, equity, or ownership interest in Emageon or Merger Sub.

            (j) No Injunction. No temporary restraining order, preliminary or permanent injunction or other Order by any court of competent jurisdiction which prohibits the consummation of the transactions contemplated in this Agreement will have been issued and remain in effect on the Closing Date; provided, however, that the parties to this Agreement will use all reasonable efforts to have each and every relevant Order or injunction vacated or reversed prior to the Closing Date.

            (k) No Material Adverse Change. No Material Adverse Change shall have occurred with respect to Emageon after the date of this Agreement.

            (l) Additional Agreements and Closing Documents. Ultravisual shall have received duly executed and delivered execution counterpart originals of each Additional Agreement, signed by each Person that is to be a party thereto.

            (m) Personal Guaranties. Mark Gehring, Praveen Sinha, Roger Chylla and John W. Thompson shall have received indemnification agreements, in a form reasonably acceptable to each such individual and Emageon, from Emageon indemnifying such individuals from any claims, not to exceed the lesser of the amount owed to the Wisconsin Department of Commerce on the Closing Date and $250,000 in the aggregate, made by the Wisconsin Department of Commerce in connection with those certain personal guaranties issued to the Wisconsin Department of Commerce made by such individuals prior to the date hereof; provided, however, that such indemnification agreements shall not be required to be given by Emageon if, prior to Closing, such personal guaranties have been released.

                                                                  EXECUTION COPY

            (n) Tax-Free Status. Ultravisual shall have reasonably determined that the Merger will for federal income tax purposes constitute a reorganization within the meaning of Section 368 of the Code.

      6.3. ADDITIONAL ACTION. Each of Emageon and the Surviving Corporation may, at any time and from time to time from and after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of Ultravisual, in order to consummate and give effect to the transactions contemplated by this Agreement.

      6.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL with respect to mergers of domestic corporations.

      6.5. TAX CONSEQUENCES. It is intended that the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and that this Agreement constitutes a plan of reorganization for purposes of Sections 354 and 361 of the Code. Each of Emageon, Merger Sub and Ultravisual will be a party within the meaning of Section 368(b) of the Code to such reorganization.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF ULTRAVISUAL

      Ultravisual has delivered to Emageon a disclosure memorandum (the "ULTRAVISUAL DISCLOSURE MEMORANDUM") setting forth any and all exceptions or supplemental information to the representations and warranties contained in this
SECTION 7. The disclosures set forth in the Ultravisual Disclosure Memorandum qualify or supplement only those representations and warranties specifically referenced and referred to in the Ultravisual Disclosure Memorandum, and a disclosure or supplement related to any particular representation, warranty or covenant shall not qualify or supplement any other representation, warranty or covenant unless evident by its context or unless expressly stated. To induce Emageon and Merger Sub to enter into this Agreement and to consummate the transactions contemplated by this Agreement, subject to the qualifications set forth in the Ultravisual Disclosure Memorandum, Ultravisual represents and warrants as follows:

      7.1.  EXISTENCE

            (a) Ultravisual is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and is entitled to own or lease its assets and properties and to carry on its business as such business is being conducted and to carry on its business in the places where its business is conducted and its assets and properties are owned or leased. Ultravisual has delivered to Emageon true, correct and complete copies of (i) the Certificate of Incorporation and Bylaws of Ultravisual, as amended to date, (ii) the minutes and other similar records of meetings of the stockholders of Ultravisual and its Board of Directors, which contain all records of meetings and actions taken in lieu thereof by Ultravisual's stockholders and Board of Directors and show all corporate actions taken by Ultravisual's stockholders and the Board of Directors, or any committees thereof, (iii) its share transfer records, which reflect fully all issuances, transfers and redemptions of Ultravisual's shares since the date of its incorporation, and (iv) certificates of authority evidencing qualification as a foreign corporation where required.

                                                                  EXECUTION COPY

            (b) Section 7.1(b) of the Ultravisual Disclosure Memorandum lists all locations where Ultravisual currently owns or leases real property or has an office or place of business and all trading names under which Ultravisual has conducted its affairs.

      7.2.  AUTHORITY; INCONSISTENT OBLIGATIONS

            (a) Ultravisual has the full right, power and authority to execute and deliver and to perform and comply with this Agreement and the Additional Agreements to which it is or will be a party. Except for required stockholder approvals, all proceedings and actions required to be taken by Ultravisual to authorize the execution, delivery and performance of this Agreement and the Additional Agreements have been taken. This Agreement and each Additional Agreement to which it is or will be a party, have been, or in the case of any Additional Agreement will be at the Closing, when and if executed and delivered by Ultravisual, duly and validly executed and delivered by Ultravisual, by its duly authorized officers or representatives. This Agreement constitutes, and each Additional Agreement when executed and delivered will constitute, assuming the due authorization, execution and delivery by the other parties to such agreements, the valid and legally binding obligation, subject to general equity principles, of Ultravisual party thereto enforceable in accordance with its respective terms.

            (b) Neither the execution and delivery of this Agreement or of the Additional Agreements by Ultravisual, nor the consummation of the transactions contemplated by this Agreement or by any Additional Agreement, will (i) result in a violation of the Certificate of Incorporation or Bylaws of Ultravisual,
(ii) violate any Law or Order applicable to Ultravisual, or (iii) result in a breach of, conflict with or default under, any term or provision of any material indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other instrument, contract, agreement or commitment to which Ultravisual is, or will be upon consummation of the transactions contemplated by this Agreement be, a party or by which it or any of its assets, properties, or businesses is subject or bound; nor will these actions result in (x) the creation of any Lien on any such asset, property or business, or the revenues or profits of Ultravisual, (y) the acceleration or creation of any obligation of Ultravisual, or (z) the forfeiture of any material right or privilege of Ultravisual that may affect its ability to perform under this Agreement or any Additional Agreement or to carry on its business.

      7.3. NO VIOLATION; COMPLIANCE WITH LAWS. Ultravisual is not in default under or in violation of (a) its Certificate of Incorporation or Bylaws, or (b) any Order, and Ultravisual's business has been conducted, in all material respects, in accordance with, and are in compliance in all material respects with, all applicable Laws.

      7.4. NO SUBSIDIARIES. Ultravisual does not own or Control, directly or indirectly, any capital stock or proprietary interest or investment in any Person.

      7.5. CAPITALIZATION. The authorized, issued and outstanding capital stock of Ultravisual is as set forth in Section 7.5 of the Ultravisual Disclosure Memorandum. Section 7.5 of the Ultravisual Disclosure Memorandum contains a true, complete and accurate list as of the date of this Agreement of (i) all record and beneficial holders of capital stock of Ultravisual, including the number of shares of capital stock held by each such holder, and (ii) all outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which

                                                                  EXECUTION COPY

Ultravisual is or may become obligated to issue any shares of the capital stock or other securities of Ultravisual, and lists the names of each Person entitled to receive such shares or other securities and the shares of capital stock or other securities required to be issued thereunder. There are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of Ultravisual pursuant to any provision of Law or any agreement to which Ultravisual is a party that have not been effectively waived; and Ultravisual is not a party to, and there is, and immediately following the Effective Time there will be, no agreement, restriction or Lien with respect to the sale or voting of any shares of capital stock of Ultravisual (whether outstanding or issuable upon conversion, exchange or exercise of outstanding securities). All shares of the capital stock and other securities issued by Ultravisual prior to the Closing have been issued in transactions exempt from registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and all applicable state securities or "blue sky" laws. Ultravisual has not violated the Securities Act or any applicable state securities or "blue sky" laws in connection with the issuance of any shares of capital stock or other securities prior to the Closing.

      7.6. CONSENTS. The execution and delivery by Ultravisual of this Agreement and the Additional Agreements, the consummation of the transactions contemplated in this Agreement or the Additional Agreements, the conduct by the Surviving Corporation of Ultravisual's business on and after the Effective Time, and the performance by Ultravisual of its obligations under or pursuant to this Agreement or any Additional Agreement, as appropriate, do not (a) require the consent or approval of, or any filing with or notice to, any Government or other Person, (b) require the consent or approval of Ultravisual's stockholders (except for such consents or approvals as have been obtained or will have been obtained prior to Closing), or (c) impose any other material term, condition or restriction on Ultravisual's business, assets or properties, or the conduct or ownership and exploitation thereof by the Surviving Corporation following the Effective Time pursuant to any Order or Law.

      7.7. POSSESSION OF LICENSES, ETC. Ultravisual possesses all material certificates, licenses, permits and other authorizations from Governments (collectively, the "ULTRAVISUAL PERMITS") that are necessary for the ownership, maintenance and operation of its assets and properties and the conduct of its businesses as presently conducted and intended to be conducted, and Ultravisual is not and has not been in violation of any such Ultravisual Permits. All Ultravisual Permits held by Ultravisual necessary for the conduct of its businesses as presently conducted and intended to be conducted are in full force and effect, and neither the validity nor continuance of which will be adversely affected by the consummation of the transactions contemplated by this Agreement.

      7.8. SUFFICIENCY OF ASSETS. The assets and properties of Ultravisual constitute all of the assets necessary to operate Ultravisual's business as presently conducted and intended to be conducted. There are no other assets or properties required or necessary to the operation of Ultravisual's business as presently conducted and intended to be conducted.

      7.9.  ULTRAVISUAL FINANCIAL STATEMENTS; LIABILITIES

            (a) Prior to the date of this Agreement, Ultravisual has delivered to Emageon copies of the unaudited consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and cash flows as at December 31, 2002 and for the fiscal year

                                                                  EXECUTION COPY

then ended, as well as Ultravisual's unaudited consolidated balance sheet as at February 28, 2003 (the "ULTRAVISUAL REFERENCE DATE"), which is Ultravisual's most recent balance sheet (the "ULTRAVISUAL REFERENCE DATE BALANCE SHEET"; such financial statements, collectively, the "ULTRAVISUAL FINANCIAL STATEMENTS"). Except as set forth in Section 7.9 of the Ultravisual Disclosure Memorandum, the Ultravisual Financial Statements have been prepared from the books and records of Ultravisual and have been prepared in accordance with GAAP consistently applied (except for the omission of notes required by GAAP and, in the case of the Ultravisual Reference Date Balance Sheet, normal year-end adjustments, none of which will be material) and present fairly the financial condition of the entities covered thereby as at the respective dates thereof and the revenues, expenses and income (loss), and cash flows for the respective periods then ended. Except as set forth on Section 7.9(a) of the Ultravisual Disclosure Schedule, the books and records of Ultravisual are maintained in accordance with GAAP and are true, correct and complete in all material respects.

            (b) Ultravisual has no material Liabilities, except (i) those reflected on the Ultravisual Reference Date Balance Sheet, (ii) Liabilities incurred in the ordinary course of business consistent with past practices since the Ultravisual Reference Date, and (iii) as may be set forth in Section 7.9(b) of the Ultravisual Disclosure Memorandum.

      7.10. TITLE TO PROPERTIES

            (a) Ultravisual has good and valid title to all properties and assets reflected in the Ultravisual Reference Date Balance Sheet, except inventories and other immaterial assets that have been disposed of in the ordinary course of business since the Ultravisual Reference Date, and all other properties and assets necessary to conduct its business as currently being conducted and as conducted during the periods covered by the Ultravisual Financial Statements (other than any leased property), free and clear of Liens, except as may be set forth in the notes to the Ultravisual Reference Date Balance Sheet.

            (b) All of the machinery, equipment, vehicles, and other items of personal property, including without limitation computer equipment, servers and networking equipment, owned or leased by Ultravisual are in good condition and repair in all material respects, subject to normal wear and tear, suited for the use intended, and are and have been operated in all material respects in conformity with all applicable insurance requirements, manufacturer's operating manuals, manufacturer's warranties, and applicable Orders and Laws. There are no defects or conditions which would cause the movable property to be or become inoperable or unsafe.

            (c) All lessors of any machinery, equipment or other movable property leased by Ultravisual have in all material respects performed and satisfied their respective duties and obligations under the leases, and no Action has been brought or threatened against any relevant lessor for failure to perform and satisfy its duties and obligations under the relevant lease.

      7.11. REAL PROPERTY

            (a) Ultravisual does not own any real or immovable property except as listed in SECTION 7.11 of the Ultravisual Disclosure Memorandum. Ultravisual is lawfully occupying

                                                                  EXECUTION COPY

and using the real property described in Section 7.11 of the Ultravisual Disclosure Memorandum (collectively, the "ULTRAVISUAL LEASED REAL PROPERTY").

            (b) All leases or other material agreements with respect to Ultravisual's possession or use of Ultravisual Leased Real Property (collectively, the "ULTRAVISUAL PROPERTY LEASES") are listed in Section 7.11 of the Ultravisual Disclosure Memorandum. Each of the Ultravisual Property Leases is freely assignable or may be freely sublet. The interest of Ultravisual in and under each of the Ultravisual Property Leases is free and clear of any material defects, claims or Liens and subject to no pending or threatened Action.

      7.12. INTELLECTUAL PROPERTY RIGHTS

            (a) Ownership. Ultravisual has sufficient title and ownership of, or rights to use, all trademarks, service marks, trade names, copyrights, trade secrets, confidential and proprietary information, software, compositions of matter, formulas, designs, proprietary rights, know-how, processes, and all patents, patent applications and other intellectual property necessary to enable it to carry on its business as presently conducted and intended to be conducted, without any conflict with or infringement of the rights of others. Section 7.12(a) of the Ultravisual Disclosure Memorandum identifies each of the foregoing that is material to Ultravisual's business as presently conducted or intended to be conducted, including any registrations thereof or applications to register any thereof. Except as set forth in Section 7.12(a) of the Ultravisual Disclosure Memorandum, there are no material outstanding options, licenses or agreements relating to the foregoing, nor is Ultravisual bound by or a party to any material options, licenses or agreements with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets or confidential and proprietary information of any other Person relating to its business. Ultravisual has not received any communications alleging that it has violated or, by conducting its business as presently conducted or intended to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person. All employees of Ultravisual whose employment responsibility requires access to confidential or proprietary information of Ultravisual have executed and delivered nondisclosure and assignment of invention and work product agreements, copies of which have been provided to Emageon. Ultravisual uses appropriate efforts to maintain the confidentiality of its confidential information and to protect its trade secrets. Ultravisual has not granted any exclusive licenses or distributorships to any Person with respect to any of its copyrights, trademarks, patents, or other intellectual property, other than as described in Section 7.12(a) of the Ultravisual Disclosure Memorandum.

            (b) No Infringement. Ultravisual has not violated or infringed, and is not currently violating or infringing, and Ultravisual has not received any communications alleging that Ultravisual (or any of its employees or consultants) has violated or infringed, any proprietary rights or assets of any other Person relating to Ultravisual's business as presently conducted or intended to be conducted.

            (c) No Breach by Employee. To the Knowledge of Ultravisual, no employee of Ultravisual is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court of administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his

                                                                  EXECUTION COPY

or her duties for Ultravisual in conducting Ultravisual's business or to promote the interest of Ultravisual in conducting Ultravisual's business, or that would conflict with the carrying on of Ultravisual's business by Ultravisual. The conduct of Ultravisual's business does not conflict with or breach the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Ultravisual or, to the Knowledge of Ultravisual, any of its employees or consultants, is now obligated. To the Knowledge of Ultravisual, no other or prior employer of any employee or consultant of Ultravisual has any right to or interest in any inventions, improvements, discoveries or other information used in Ultravisual's business and assigned to Ultravisual by such employee pursuant to the above-mentioned nondisclosure and assignment of inventions agreement executed by such employee, or otherwise assigned.

      7.13. CONTRACTS. Section 7.13 of the Ultravisual Disclosure Memorandum contains a true, correct and complete list of all Material Contracts of Ultravisual. Ultravisual has, prior to the date of this Agreement, delivered or made available to Emageon a true, correct and complete copy of each of its Material Contracts or, in the case of an oral contract, provided a true and correct summary. None of Ultravisual's Material Contracts or other obligations, agreements or commitments of Ultravisual (collectively, with the Material Contracts, the "ULTRAVISUAL CONTRACTS"), individually or together, constitute an unlawful restraint of trade under any applicable Law. All obligations required to be performed by Ultravisual prior to the date hereof under any Ultravisual Contract have been performed in all material respects in accordance with their terms and no claim exists in respect of any Ultravisual Contract. All of the Ultravisual Contracts are valid, binding and enforceable in accordance with their terms, and are in full force and effect, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general equitable principles; no event has occurred which would constitute a material default (whether with or without notice, lapse of time or the happening or occurrence of any event) under any Ultravisual Contract; all parties to any Ultravisual Contract have consented (where any relevant consent is necessary) to (or will consent to prior to Closing) the consummation of the transactions contemplated by this Agreement without requiring modification in the rights or obligations thereunder; and consummation of the transactions contemplated by this Agreement will not result in any other party thereto having the right to terminate any such Ultravisual Contract or to accelerate performance thereunder. Ultravisual is not a party to any agreement or contract with, or has any obligation to, any broker, finder, or similar Person with respect to this transaction, and no broker, finder or similar Person has any claim against or demands for commissions or other compensation against Ultravisual or Emageon.

      7.14. LITIGATION; CONTINGENCIES. There are no Actions existing or, to the Knowledge of Ultravisual, threatened against, by or affecting Ultravisual or its business, or any of its property, business, revenues or assets, in any Forum. Ultravisual has not been charged with, and is not under investigation with respect to, any charge concerning any violation of any provision of any Law. There are no unsatisfied judgments or Orders against Ultravisual to which it or its assets and properties are subject.

      7.15. TAXES. Ultravisual has timely filed all federal, state, local and foreign Tax and information returns required to be filed by it, has timely paid all Taxes required to be paid by it for which payment is due, has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods subsequent to the periods covered by its most recent

                                                                  EXECUTION COPY

applicable Tax returns (which accrual or reserve is fully reflected on the Ultravisual Reference Date Balance Sheet), has made all necessary estimated Tax payments, and has no liability for Taxes in excess of the amount so paid or accruals or reserves so established. All such returns and reports are true, correct and complete, and Ultravisual has provided Emageon with true and correct copies of such returns and reports. Ultravisual is not delinquent in the payment of any Tax or in the filing of any Tax returns, and no deficiencies for any Tax have been threatened, claimed, proposed or assessed against Ultravisual, or any of its officers, employees or agents in their capacity as such. Ultravisual has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including, but not limited to, any sales or use taxing authority) regarding Ultravisual or any of its subsidiaries or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No Tax return of Ultravisual is under audit by the Internal Revenue Service or any state or local Taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing authority conducting such audit and all Taxes and any penalties or interest determined by such audit to be due from Ultravisual have been paid in full to the applicable Taxing authorities. No Tax Liens are currently in effect against any assets of Ultravisual nor are there any other Liens which arise by operation of law for Taxes not yet due and payable. There is not in effect any waiver by Ultravisual of any statute of limitations with respect to any Taxes to any extension of time for filing any Tax return which has not been filed; and Ultravisual has not consented to extend to a date later than the date hereof the period in which any Tax may be assessed or collected by any taxing authority. Ultravisual is not a "personal holding company" within the meaning of the Code. Ultravisual has not filed any election under Section 341(f) of the Code. Ultravisual has withheld with respect to each of its employees and independent contractors all Taxes, including but not limited to federal and state income Taxes, FICA, Medicare, FUTA and other Taxes, required to be withheld, and paid such withheld amounts to the appropriate taxing authority within the time prescribed by law.

      7.16. EMPLOYMENT AND LABOR MATTERS

            (a) Ultravisual is not a party to any collective bargaining agreement or agreement of any kind with any union or labor organization, and no union or other collective bargaining unit has been certified or recognized by Ultravisual as representing any Ultravisual employee. There are no Actions pending or threatened, between Ultravisual and any labor union or collective bargaining unit representing, any of its employees. There has been no attempt by any union or other labor organization to organize any of Ultravisual's employees at any time. Ultravisual has complied with all applicable Laws relating to wages, hours, health and safety, payment of social security, withholding and other Taxes, maintenance of worker's compensation insurance, labor and employment relations, and employment discrimination, including the Americans with Disabilities Act.

            (b) Section 7.16 of the Ultravisual Disclosure Memorandum lists all contracts, agreements or arrangements (written or oral) concerning the employment of any individual or retention of any consultant by Ultravisual, including each such individual's title.

                                                                  EXECUTION COPY

            (c) To the Knowledge of Ultravisual, no employee, agent, consultant or independent contractor who performs services on a regular basis for Ultravisual plans to discontinue such relationship with Ultravisual after the Closing.

      7.17. COMPLIANCE WITH ERISA, ETC

            (a) Section 7.17(a) of the Ultravisual Disclosure Memorandum lists all plans, programs, and similar arrangements, commitments or agreements maintained by or on behalf of Ultravisual or any other party that provides benefits or compensation to, or for the benefit of, current or former employees of Ultravisual, including pension, retirement, deferred compensation, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, group insurance, severance, and other benefit plans, contracts and agreements (collectively, the "ULTRAVISUAL EMPLOYEE BENEFIT PLANS"). With respect to each Ultravisual Employee Benefit Plan, to the extent applicable, Ultravisual has supplied Emageon a true and correct copy of (i) the plan document, including amendments thereto, (ii) the annual report on the applicable Form 5500 series filed with the IRS for the most recent three plan years, (iii) each trust agreement, insurance contract or other funding arrangement relating to such Ultravisual Employee Benefit Plan, including amendments thereto, (iv) the most recent Summary Plan Description and material employee communications for such Ultravisual Employee Benefit Plan, (v) the most recent actuarial report or valuation, and (vi) the most recent IRS determination letter.

            (b) Each of Ultravisual Employee Benefit Plans (i) is in substantial compliance with all applicable provisions of ERISA, the Code, and all other applicable laws, (ii) has been administered, operated and managed in accordance with its governing documents, and (iii) has timely filed or distributed all reports and other documents required to be filed with any Governmental agency or distributed to plan participants or beneficiaries (including annual reports, summary annual reports (Form 5500s), summary plan descriptions, actuarial reports, PBGC-1 Forms, or returns).

            (c) All Ultravisual Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received a favorable determination letter from the IRS, and Ultravisual is not aware of any circumstances likely to result in the revocation of any such favorable determination letter.

            (d) Ultravisual does not maintain, nor has it within the past 6 years maintained, for the benefit of current or former employees of Ultravisual, a "defined benefit plan" subject to Title IV of ERISA.

            (e) With respect to each Ultravisual Employee Benefit Plan, neither such plan, or any trustee, administrator, party in interest, fiduciary, agent or employee thereof, nor Ultravisual has engaged in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975) or been in breach of any fiduciary obligations.

            (f) Ultravisual has the right to amend, modify, or terminate any Ultravisual Employee Benefit Plan without incurring any liability thereunder, except as to any benefits accrued prior to such amendment, modification, or termination. Ultravisual does not have any

                                                                  EXECUTION COPY

obligations for post-retirement or post-employment benefits under any employee benefit plan that cannot be amended or terminated upon sixty (60) days advance notice, except as required by Section 601 of ERISA and Section 4980(b) of the Code.

            (g) Except as specifically identified in Section 7.17(g) of the Ultravisual Disclosure Memorandum, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Ultravisual to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any Ultravisual Employee Benefit Plan, or accelerate time of payment or vesting of any such benefit.

            (h) Neither Ultravisual nor any other entity considered to be one employer with Ultravisual under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE") is, or at any time during the six-year period ended on the date hereof was, obligated to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA.

            (i) No litigation or claims (other than routine claims for benefits) are pending or, to the Knowledge of Ultravisual, threatened against, or with respect to, any of the Ultravisual Employee Benefit Plans or with respect to any fiduciary, administrator, sponsor (in their capacities as such), or any party-in-interest thereof.

      7.18. BOOKS AND RECORDS. The books, records and accounts of Ultravisual
(i) have been maintained in accordance with good business practices on a consistent basis, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions related to Ultravisual and (iii) accurately and fairly reflect the basis for the Ultravisual Financial Statements. Ultravisual has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (y) transactions are executed in accordance with management's general or specific authorization, and (z) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets.

      7.19. AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES. Except as set forth in Section 7.19 of the Ultravisual Disclosure Memorandum, Ultravisual is not, directly or indirectly, a party to any contract, agreement, or lease with, or any other arrangement with or commitment to, in each case whether oral or written, any Related Party of Ultravisual.

      7.20. NO AGREEMENT IN ANTICIPATION OF SALE. Except as contemplated in this Agreement, Ultravisual has not, directly or indirectly, taken any action or actions or entered into any agreements in anticipation of this Agreement. The consummation of the transactions contemplated by this Agreement will not entitle any employee of Ultravisual to severance pay nor will it accelerate the time of payment, vesting or increase the amount of any compensation or benefits due to any employee of Ultravisual.

      7.21. ENVIRONMENTAL MATTERS. Ultravisual holds all Environmental Permits necessary for conducting its business and operations as currently conducted and as intended to be conducted, and has conducted, and is presently conducting, its business and operations in full compliance with all applicable Environmental Laws, and Environmental Permits including,

                                                                  EXECUTION COPY

without limitation, all record keeping and filing requirements. There is no existing or pending Environmental Law with a future compliance date that will require operational changes, business practice modifications or capital expenditures at any Ultravisual Leased Real Property (or any other property presently or formerly owned, operated or controlled by Ultravisual or as to which Ultravisual may bear responsibility or Liability), or any of the Improvements thereon. All Hazardous Materials and Solid Waste, on, in, or under the Ultravisual Leased Real Property (or such other property), wherever located, have been properly removed and disposed of, and no past or present disposal, discharge, spill or other release of, or treatment transportation or other handling of Hazardous Materials or Solid Waste on, in, under or off-site from any Ultravisual Leased Real Property (or other property), or adjacent property, will subject Ultravisual or any subsequent owner, occupant or operator of such Ultravisual Leased Real Property (or other property) to corrective or compliance action or any other Liability. There are no presently pending or, to the Knowledge of Ultravisual, threatened Actions or Orders against or involving Ultravisual (including any Person for whose acts or omissions Ultravisual is responsible) relating to any alleged past or ongoing violation of Environmental Laws.

      7.22. BANK ACCOUNTS AND SAFETY DEPOSIT BOXES. Section 7.22 of the Ultravisual Disclosure Memorandum lists each bank in which Ultravisual maintains an account or safety deposit box, the account numbers, and the names of all persons authorized to draw thereon or have access thereto.

      7.23. ABSENCE OF CHANGES. Except as expressly provided for in this Agreement, since the Ultravisual Reference Date:

            (a) there has been no change in the business, assets, properties, debts, borrowings, Liabilities, affairs, results of operations, condition (financial or otherwise), or cash flows of Ultravisual or its relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which have had or will have, individually or in the aggregate, a material adverse effect;

            (b) there has been no damage, destruction or loss to any of the assets or properties of Ultravisual, whether or not covered by insurance;

            (c) Ultravisual has conducted its business in the ordinary course and consistent with prior practices;

            (d) no debt, borrowing or Liability of Ultravisual has been discharged or satisfied, other than in the ordinary course of business and consistent with prior practice;

            (e) Ultravisual has not discontinued or determined to discontinue the sale of any material products or services previously sold;

            (f) there has been no sale, transfer, lease or other disposition of any material asset or assets of Ultravisual, except in the ordinary course of business, and no material debt to, or claim or right of, Ultravisual has been canceled, compromised, waived or released;

            (g) Ultravisual has not entered into any agreement, contract, lease or license outside the ordinary course of business; and

                                                                  EXECUTION COPY

            (h) Ultravisual has not delayed or postponed the payment of any accounts payable and other debts, borrowings or Liabilities outside the ordinary course of business, and all notes and accounts receivable relating to Ultravisual have been collected in the ordinary course of business.

      7.24. INFORMATION STATEMENT. The Information Statement shall not, on the date the Information Statement is first mailed to the Ultravisual Stockholders, at any time prior to Closing or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; provided, however, that Ultravisual makes no representation or warranty with respect to any information concerning Emageon which is contained in the Information Statement and was provided to Ultravisual expressly for inclusion in the Information Statement.

      7.25. FULL DISCLOSURE. No representation or warranty of Ultravisual contained in this Agreement, the Additional Agreements, the Ultravisual Disclosure Memorandum, or any instrument, certificate, agreement or other writing delivered by or on behalf of Ultravisual pursuant to this Agreement or any Additional Agreement or in connection with the transactions contemplated herein or therein contains any untrue or incomplete statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

SECTION 8. REPRESENTATIONS AND WARRANTIES OF EMAGEON AND MERGER SUB

      Emageon has prepared and delivered to Ultravisual a disclosure memorandum (the "EMAGEON DISCLOSURE MEMORANDUM") setting forth any and all exceptions or supplemental information to the representations and warranties contained in
SECTION 8 of this Agreement. The disclosures set forth in the Emageon Disclosure Memorandum qualify or supplement only those representations and warranties specifically referenced and referred to in the Emageon Disclosure Memorandum, and a disclosure or supplement related to any particular representation, warranty or covenant shall not qualify or supplement any other representation, warranty or covenant unless evident by its context or unless expressly stated. To induce Ultravisual and the Ultravisual Stockholders to enter into this Agreement and to consummate the transactions contemplated by this Agreement, subject to the qualifications set forth in the Emageon Disclosure Memorandum, Emageon and Merger Sub, jointly and severally, represent and warrant to Ultravisual and the Ultravisual Stockholders as follows:

      8.1.  EXISTENCE

            (a) Each of Emageon and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and is entitled to own or lease its assets and properties and to carry on its business as such business is being conducted and to carry on its business in the places where its business is conducted and its assets and properties are owned or leased. Emageon has delivered to Ultravisual true, correct and complete copies of the (i) Certificate of Incorporation and Bylaws of Emageon and Merger Sub, each as amended to date,
(ii) the minutes and other similar records of

                                                                  EXECUTION COPY

meetings of the stockholders and Board of Directors of Emageon and Merger Sub, which contain all records of meetings and actions taken in lieu thereof by the stockholders of each of Emageon and Merger Sub and show all corporate actions taken by the stockholders of each of Emageon and Merger Sub and their respective Boards of Directors, or any committees thereof, (iii) share transfer records for each of Emageon and Merger Sub, which reflect fully all issuances, transfers and redemptions of the shares of Emageon and Merger Sub since their respective dates of its incorporation, and (iv) certificates of authority for Emageon evidencing qualification as a foreign corporation where required.

            (b) Section 8.1(b) of the Emageon Disclosure Memorandum lists all locations where Emageon or Merger Sub currently owns or leases real property, has an office or place of business and all trading names under which either Emageon or Merger Sub has conducted its affairs.

      8.2. AUTHORITY; INCONSISTENT OBLIGATIONS

            (a) Each of Emageon and Merger Sub has the full right, power and authority to execute and deliver and to perform and comply with this Agreement and the Additional Agreements to which it is or will be a party. Except for required stockholder approvals, all proceedings and actions required to be taken by Emageon or Merger Sub to authorize the execution, delivery and performance of this Agreement and the Additional Agreements have been taken. This Agreement and each Additional Agreement to which Emageon or Merger Sub is or will be a party, have been, or in the case of any Additional Agreement will be at the Closing, duly and validly executed and delivered by Emageon or Merger Sub, as appropriate, by its duly authorized officers or representatives. This Agreement constitutes, and each Additional Agreement when executed and delivered will constitute, the valid and legally binding obligation, subject to general equity principles, of Emageon and Merger Sub, as applicable, enforceable in accordance with its respective terms.

            (b) Neither the execution and delivery of this Agreement or of the Additional Agreements by Emageon and Merger Sub, as applicable, nor the consummation of the transactions contemplated by this Agreement or by any Additional Agreement, will (i) result in a violation of the Certificate of Incorporation or Bylaws of Emageon or Merger Sub, (ii) violate any Law or Order applicable to Emageon or Merger Sub, or (iii) result in a breach of, conflict with or default under, any term or provision of any material indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other instrument, contract, agreement or commitment to which Emageon or Merger Sub is, or will be upon consummation of the transactions contemplated by this Agreement, a party or by which Emageon or Merger Sub or any of Emageon's or Merger Sub's assets, properties, or businesses is subject or bound; nor will these actions result in (x) the creation of any Lien on any such asset, property or business or the revenues or profits of Emageon or Merger Sub, (y) the acceleration or creation of any obligation of Emageon or Merger Sub, or (z) the forfeiture of any material right or privilege of Emageon or Merger Sub that may affect either Emageon's or Merger Sub's ability to perform under this Agreement or any Additional Agreement or to carry on its respective business.

      8.3. NO VIOLATION; COMPLIANCE WITH LAWS. Neither Emageon nor Merger Sub is in default under or in violation of (a) its Certificate of Incorporation or Bylaws, or (b) any Order,

                                                                  EXECUTION COPY

and each of Emageon and Merger Sub has conducted its business, in all material respects, in accordance with, and each of Emageon and Merger Sub is in compliance in all material respects with, all applicable Laws.

      8.4. NO SUBSIDIARIES. Except for Merger Sub, Emageon does not own or Control, directly or indirectly, any capital stock or proprietary interest or investment in any Person. Merger Sub does not own or Control, directly or indirectly, any capital stock or proprietary interest or investment in any Person.

      8.5. CAPITALIZATION

            (a) The authorized, issued and outstanding capital stock of Emageon is as set forth in Section 8.5 of the Emageon Disclosure Memorandum.
Section 8.5 of the Emageon Disclosure Memorandum contains a true, complete and accurate list as of the date of this Agreement of (i) all record and beneficial holders of capital stock of Emageon and Merger Sub, including the number of shares of capital stock held by each such holder, and (ii) all outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which Emageon or Merger Sub is or may become obligated to issue any shares of the capital stock or other securities of Emageon or Merger Sub, and lists the names of each Person entitled to receive such shares or other securities and the shares of capital stock or other securities required to be issued thereunder. There are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of Emageon or Merger Sub pursuant to any provision of law or any agreement to which Emageon or Merger Sub is a party that have not been effectively waived; and neither Emageon nor Merger Sub is a party to, and there is, and, to Emageon's Knowledge, immediately upon the consummation at the Closing of the transactions contemplated hereby to be consummated at the Closing there will be, no agreement, restriction or Lien with respect to the sale or voting of any shares of capital stock of Emageon or Merger Sub other than the Amended Stockholders Agreement (whether outstanding or issuable upon conversion, exchange or exercise of outstanding securities). All shares of the capital stock and other securities issued by Emageon or Merger Sub prior to the Closing have been issued in transactions exempt from registration under the Securities Act, and all applicable state securities or "blue sky" laws. Neither Emageon nor Merger Sub has violated the Securities Act or any applicable state securities or "blue sky" laws in connection with the issuance of any shares of capital stock or other securities prior to the Closing.

            (b) The shares of Emageon Common Stock and Emageon Series D Preferred Stock to be issued pursuant to the merger will be duly authorized, validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights created by the DGCL, Emageon's Certificate of Incorporation or bylaws or any other agreement to which Emageon is bound, and, in reliance on the representations made by the Ultravisual Stockholders in the Investor Certifications, such shares are not required to be registered under the Securities Act or any applicable state securities laws.

      8.6. CONSENTS. The execution and delivery by Emageon and Merger Sub of this Agreement and the Additional Agreements, the consummation of the transactions contemplated in this Agreement or the Additional Agreements, the conduct of their respective businesses on and after the Effective Time, and the performance by them of their obligations under or pursuant

                                                                  EXECUTION COPY

to this Agreement or any Additional Agreement, as appropriate, do not (a) require the consent or approval of, or any filing with or notice to, any Government or other Person, (b) require the consent or approval of their respective stockholders (except for such consents or approvals as have been obtained or will have been obtained prior to Closing), or (c) impose any other material term, condition or restriction on either Emageon's or Merger Sub's respective business, assets or properties, or the conduct or ownership and exploitation thereof by Emageon and the Surviving Corporation following the Effective Time pursuant to any Order or Law.

      8.7. POSSESSION OF LICENSES, ETC. Each of Emageon and Merger Sub possesses all material certificates, licenses, permits and other authorizations from Governments (collectively, the "EMAGEON PERMITS") that are necessary for the ownership, maintenance and operation of its assets and properties and the conduct of its businesses as presently conducted and intended to be conducted, and Emageon is not and has not been in violation of any such Emageon Permits. All Emageon Permits held by Emageon necessary for the conduct of its businesses as presently conducted and intended to be conducted are in full force and effect, and neither the validity nor continuance of which will be adversely affected by the consummation of the transactions contemplated by this Agreement.

      8.8. SUFFICIENCY OF ASSETS. The assets and properties of Emageon constitute all of the assets necessary to operate Emageon's business as presently conducted and intended to be conducted. There are no other assets or properties required or necessary to the operation of Emageon's business as presently conducted and intended to be conducted.

      8.9. EMAGEON FINANCIAL STATEMENTS; LIABILITIES

            (a) Prior to the date of this Agreement, Emageon has delivered or made available to Ultravisual copies of the audited consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and cash flows of Emageon, Inc. as at December 31, 2002 and for the fiscal year then ended, as well as Emageon's unaudited consolidated balance sheet as at February 28, 2003 (the "EMAGEON REFERENCE DATE"), which is Emageon's most recent balance sheet (the "EMAGEON REFERENCE DATE BALANCE SHEET"; such financial statements, collectively, the "EMAGEON FINANCIAL STATEMENTS"). The Emageon Financial Statements have been prepared from the books and records of Emageon and have been prepared in accordance with GAAP consistently applied (except, in the case of the Emageon Reference Date Balance Sheet, for the omission of notes required by GAAP and normal year-end adjustments, none of which will be material) and present fairly the financial condition of the entities covered thereby as at the respective dates thereof and the revenues, expenses and income (loss), and cash flows for the respective periods then ended. The books and records of Emageon are maintained in accordance with GAAP and are true, correct and complete in all material respects.

            (b) Emageon has no material Liabilities, except (i) those reflected on the Emageon Reference Date Balance Sheet, (ii) Liabilities incurred in the ordinary course of business consistent with past practices since the Emageon Reference Date, and (iii) as may be set forth in Section 8.9(b) of the Emageon Disclosure Memorandum.

                                                                  EXECUTION COPY

      8.10. TITLE TO PROPERTIES

            (a) Emageon has good and valid title to all properties and assets reflected in the Emageon Reference Date Balance Sheet, except inventories and other immaterial assets which have been disposed of in the ordinary course of business since the Emageon Reference Date, and all other properties and assets necessary to conduct its business as currently being conducted and as conducted during the periods covered by the Emageon Financial Statements (other than any leased property), free and clear of Liens, except as may be set forth in the notes to the Emageon Reference Date Balance Sheet.

            (b) All of the machinery, equipment, vehicles, and other items of personal property, including without limitation computer equipment, servers and networking equipment, owned or leased by Emageon are in good condition and repair in all material respects, subject to normal wear and tear, suited for the use intended, and are and have been operated in all material respects in conformity with all applicable insurance requirements, manufacturer's operating manuals, manufacturer's warranties, and applicable Orders and Laws. There are no defects or conditions which would cause the movable property to be or become inoperable or unsafe.

            (c) All lessors of any machinery, equipment or other movable property leased by Emageon have in all material respects performed and satisfied their respective duties and obligations under the leases, and no Action has been brought or threatened against any relevant lessor for failure to perform and satisfy its duties and obligations under the relevant lease.

      8.11. REAL PROPERTY

            (a) Emageon does not owns any real or immovable property except as listed in Section 8.11 of the Emageon Disclosure Memorandum. Emageon is lawfully occupying and using the real property described in Section 8.11 of the Emageon Disclosure Memorandum (collectively, the "EMAGEON LEASED REAL PROPERTY").

            (b) All leases or other material agreements with respect to Emageon's possession or use of Emageon Leased Real Property (collectively, the "EMAGEON PROPERTY LEASES") are listed in Section 8.11 of the Emageon Disclosure Memorandum. The interest of Emageon in and under each of the Emageon Property Leases is free and clear of any material defects, claims or Liens and subject to no pending or threatened Action.

      8.12. INTELLECTUAL PROPERTY RIGHTS

            (a) Ownership. Emageon has sufficient title and ownership of, or rights to use, all trademarks, service marks, trade names, copyrights, trade secrets, confidential and proprietary information, software, compositions of matter, formulas, designs, proprietary rights, know-how, processes, and all patents, patent applications and other intellectual property necessary to enable it to carry on its business as presently conducted and intended to be conducted, without any conflict with or infringement of the rights of others. Section 8.12(a) of the Emageon Disclosure Memorandum identifies each of the foregoing that is material to Emageon's business as presently conducted or intended to be conducted, including any registrations thereof or applications to register any thereof. Except as set forth on Section 8.12(a) of the Emageon Disclosure Memorandum, there are no material outstanding options,

                                                                  EXECUTION COPY

licenses or agreements relating to the foregoing, nor is Emageon bound by or a party to any material options, licenses or agreements with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets or confidential and proprietary information of any other Person relating to its business. Emageon has not received any communications alleging that it has violated or, by conducting its business as presently conducted or intended to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person. All employees of Emageon whose employment responsibility requires access to confidential or proprietary information of Emageon have executed and delivered nondisclosure and assignment of invention and work product agreements, copies of which have been provided to Ultravisual. Emageon uses appropriate efforts to maintain the confidentiality of its confidential information and to protect its trade secrets. Emageon has not granted any exclusive licenses or distributorships to any Person with respect to any of its copyrights, trademarks, patents or other intellectual property, other than as described in
Section 8.12(a) of the Emageon Disclosure Memorandum.

            (b) No Infringement. Emageon has not violated or infringed, and is not currently violating or infringing, and Emageon has not received any communications alleging that Emageon (or any of its employees or consultants) has violated or infringed, any proprietary rights or assets of any other Person relating to Emageon's business as presently conducted or intended to be conducted.

            (c) No Breach by Employee. To the Knowledge of Emageon, no employee of Emageon is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for Emageon in conducting Emageon's business or to promote the interest of Emageon in conducting Emageon's business, or that would conflict with the carrying on of Emageon's business by Emageon. The conduct of Emageon's business does not conflict with or breach the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Emageon or, to the Knowledge of Emageon, any of its employees or consultants, is now obligated. To the Knowledge of Emageon, no other or prior employer of any employee or consultant of Emageon has any right to or interest in any inventions, improvements, discoveries or other information used in Emageon's business and assigned to Emageon by such employee pursuant to the above-mentioned nondisclosure and assignment of inventions agreement executed by such employee, or otherwise assigned.

            8.13. CONTRACTS. Section 8.13 of the Emageon Disclosure Memorandum contains a true, correct and complete list of all Material Contracts of Emageon. Emageon has, prior to the date of this Agreement, made available to Ultravisual a true, correct and complete copy of each of its Material Contracts or, in the case of an oral contract, provided a true and correct summary. None of Emageon's Material Contracts or other obligations, agreements or commitments (collectively, with the Material Contracts, the "EMAGEON CONTRACTS"), individually or together, constitute an unlawful restraint of trade under any applicable Law. All obligations required to be performed by Emageon prior to the date hereof under any Emageon Contract have been performed in all material respects in accordance with their terms and no claim exists in respect of any Emageon Contract. All of the Emageon Contracts are valid, binding and enforceable in accordance with their terms, and are in full force and effect, subject to the effects of bankruptcy,

                                                                  EXECUTION COPY

insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general equitable principles; no event has occurred which would constitute a material default (whether with or without notice, lapse of time or the happening or occurrence of any event) under any Emageon Contract; all parties to any Emageon Contract have consented (where any relevant consent is necessary) to (or will consent to prior to Closing) the consummation of the transactions contemplated by this Agreement without requiring modification in the rights or obligations thereunder; and consummation of the transactions contemplated by this Agreement, will not result in any other party thereto having the right to terminate any such Emageon Contract or to accelerate performance thereunder. Emageon is not a party to any agreement or contract with, or has any obligation to, any broker, finder, or similar Person with respect to this transaction, and no broker, finder or similar Person has any claim against or demands for commissions or other compensation against Emageon.

      8.14. LITIGATION; CONTINGENCIES. There are no Actions existing or, to the Knowledge of Emageon, threatened against, by or affecting Emageon or its business, or any of its property, business, revenues or assets, in any Forum. Emageon has not been charged with, and is not under investigation with respect to, any charge concerning any violation of any provision of any Law. There are no unsatisfied judgments or Orders against Emageon to which Emageon or its assets and properties are subject.

      8.15. TAXES. Emageon has timely filed all federal, state, local and foreign Tax and information returns required to be filed by it, has timely paid all Taxes required to be paid by it for which payment is due, has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable Tax returns (which accrual or reserve is fully reflected on the Emageon Reference Date Balance Sheet), has made all necessary estimated Tax payments, and has no liability for Taxes in excess of the amount so paid or accruals or reserves so established. All such returns and reports are true, correct and complete, and Emageon has made available true and correct copies of such returns and reports. Emageon is not delinquent in the payment of any Tax or in the filing of any Tax returns, and no deficiencies for any Tax have been threatened, claimed, proposed or assessed against Emageon, or any of its officers, employees or agents in their capacity as such. Emageon has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including, but not limited to, any sales or use taxing authority) regarding Emageon or any of its subsidiaries or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No Tax return of Emageon is under audit by the Internal Revenue Service or any state or local Taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing authority conducting such audit and all Taxes and any penalties or interest determined by such audit to be due from Emageon have been paid in full to the applicable Taxing authorities. No Tax Liens are currently in effect against any assets of Emageon nor are there any other Liens which arise by operation of law for Taxes not yet due and payable. There is not in effect any waiver by Emageon of any statute of limitations with respect to any Taxes to any extension of time for filing any Tax return which has not been filed; and Emageon has not consented to extend to a date later than the date hereof the period in which any Tax may be assessed or collected by any taxing authority. Emageon is not a "personal holding company" within the meaning of the Code. Emageon has not filed any election under

                                                                  EXECUTION COPY

Section 341(f) of the Code. Emageon has withheld with respect to each of its employees and independent contractors all Taxes, including but not limited to federal and state income Taxes, FICA, Medicare, FUTA and other Taxes, required to be withheld, and paid such withheld amounts to the appropriate taxing authority within the time prescribed by law.

      8.16. EMPLOYMENT AND LABOR MATTERS

            (a) Emageon is not a party to any collective bargaining agreement or agreement of any kind with any union or labor organization, and no union or other collective bargaining unit has been certified or recognized by Emageon as representing any Emageon employee. There are no Actions pending or threatened, between Emageon and any labor union or collective bargaining unit representing, any of its employees. There has been no attempt by any union or other labor organization to organize any of Emageon's employees at any time. Emageon has complied with all applicable Laws relating to wages, hours, health and safety, payment of social security, withholding and other Taxes, maintenance of worker's compensation insurance, labor and employment relations, and employment discrimination, including the Americans with Disabilities Act.

            (b) Section 8.16(b) of the Emageon Disclosure Memorandum lists all contracts, agreements or other arrangements (written or oral) concerning the employment of any individual or retention of any consultant by Emageon, including each such individual's title.

            (c) To the Knowledge of Emageon, no employee, agent, consultant or independent contractor who performs services on a regular basis for Emageon plans to discontinue such relationship with Emageon after the Closing.

      8.17. COMPLIANCE WITH ERISA, ETC

            (a) Section 8.17(a) of the Emageon Disclosure Memorandum lists all plans, programs, and similar arrangements, commitments or agreements maintained by or on behalf of Emageon or any other party that provides benefits or compensation to, or for the benefit of, current or former employees of Emageon, including pension, retirement, deferred compensation, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, group insurance, severance, and other benefit plans, contracts and agreements (collectively, the "EMAGEON EMPLOYEE BENEFIT PLANS"). With respect to each Emageon Employee Benefit Plan, to the extent applicable, Emageon has supplied Ultravisual a true and correct copy of (i) the plan document, including amendments thereto, (ii) the annual report on the applicable Form 5500 series filed with the IRS for the most recent three plan years, (iii) each trust agreement, insurance contract or other funding arrangement relating to such Emageon Employee Benefit Plan, including amendments thereto, (iv) the most recent Summary Plan Description and material employee communications for such Emageon Employee Benefit Plan, (v) the most recent actuarial report or valuation, and (vi) the most recent IRS determination letter.

            (b) Each of the Emageon Employee Benefit Plans (i) is in substantial compliance with all applicable provisions of ERISA, the Code, and all other applicable laws, (ii) has been administered, operated and managed in accordance with its governing documents, and (iii) has timely filed or distributed all reports and other documents required to be filed with any

                                                                  EXECUTION COPY

Governmental agency or distributed to plan participants or beneficiaries (including annual reports, summary annual reports (Form 5500s), summary plan descriptions, actuarial reports, PBGC-1 Forms, or returns).

            (c) All Emageon Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received a favorable determination letter from the IRS, and Emageon is not aware of any circumstances likely to result in the revocation of any such favorable determination letter.

            (d) Emageon does not maintain, nor has it within the past 6 years maintained, for the benefit of its current or former employees, a "defined benefit plan" subject to Title IV of ERISA.

            (e) With respect to each Emageon Employee Benefit Plan, neither such plan, or any trustee, administrator, fiduciary, agent or employee thereof, nor Emageon has engaged in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975).

            (f) Emageon has the right to amend, modify, or terminate any Emageon Employee Benefit Plan without incurring any liability thereunder, except as to any benefits accrued prior to such amendment, modification, or termination. Emageon does not have any obligations for post-retirement or post-employment benefits under any employee benefit plan that cannot be amended or terminated upon sixty (60) days advance notice, except as required by Section 601 of ERISA and Section 4980(b) of the Code.

            (g) Except as specifically identified in Section 8.17(g) of the Emageon Disclosure Memorandum, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Emageon to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any Emageon Employee Benefit Plan, or accelerate time of payment or vesting of any such benefit.

            (h) Neither Emageon nor any of its ERISA Affiliates is, or at any time during the six-year period ended on the date hereof was, obligated to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA.

            (i) To the Knowledge of Emageon, no litigation or claims (other than routine claims for benefits) are pending or, to the Knowledge of Emageon, threatened against, or with respect to, any of Emageon Employee Benefit Plans or with respect to any fiduciary, administrator, sponsor (in their capacities as such), or any party-in-interest thereof.

      8.18. BOOKS AND RECORDS. The books, records and accounts of Emageon (i) have been maintained in accordance with good business practices on a consistent basis, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions related to Emageon and (iii) accurately and fairly reflect the basis for the Emageon Financial Statements. Emageon has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (y) transactions are executed in accordance with management's general or specific authorization, and (z) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets.

                                                                  EXECUTION COPY

      8.19. AGREEMENTS WITH TRANSACTIONS WITH RELATED PARTIES. Except as set forth in Section 8.19 of the Emageon Disclosure Memorandum, Emageon is not, directly or indirectly, a party to any contract, agreement, or lease with, or any other arrangement with or commitment to, in each case whether oral or written, any Related Party of Emageon.

      8.20. NO AGREEMENT IN ANTICIPATION OF SALE. Emageon has not, directly or indirectly, taken any action or actions or entered into any agreements in anticipation of this Agreement. The consummation of the transactions contemplated by this Agreement will not entitle any employee of Emageon to severance pay nor will it accelerate the time of payment, vesting or increase the amount of any compensation or benefits due to any employee of Emageon.

      8.21. ENVIRONMENTAL MATTERS. Emageon holds all Environmental Permits necessary for conducting its business and operations and has conducted, and is presently conducting, its business and operations in full compliance with all applicable Environmental Laws, and Environmental Permits including, without limitation, all record keeping and filing requirements. There is no existing or pending Environmental Law with a future compliance date that will require operational changes, business practice modifications or capital expenditures at any Emageon Leased Real Property (or any other property presently or formerly owned, operated or controlled by Emageon or as to which Emageon may bear responsibility or Liability), or any of the Improvements thereon. All Hazardous Materials and Solid Waste, on, in, or under the Emageon Leased Real Property (or such other property), wherever located, have been properly removed and disposed of, and no past or present disposal, discharge, spill or other release of, or treatment transportation or other handling of Hazardous Materials or Solid Waste on, in, under or off-site from any Emageon Leased Real Property (or other property), or adjacent property, will subject Emageon or any subsequent owner, occupant or operator of such Emageon Leased Real Property (or other property) to corrective or compliance action or any other Liability. There are no presently pending or, to the Knowledge of Emageon, threatened Actions or Orders against or involving Emageon (including any Person for whose acts or omissions Emageon is responsible) relating to any alleged past or ongoing violation of Environmental Law.

      8.22. BANK ACCOUNTS AND SAFETY DEPOSIT BOXES. Section 8.22 of the Emageon Disclosure Memorandum lists each bank in which Emageon maintains an account or safety deposit box, the account numbers, and the names of all persons authorized to draw thereon or have access thereto.

      8.23. ABSENCE OF CHANGES. Except as expressly provided for in this Agreement, since the Emageon Reference Date:

            (a) there has been no change in the business, assets, properties, debts, borrowings, Liabilities, affairs, results of operations condition (financial or otherwise), or cash flows of Emageon or its relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which have had or will have, individually or in the aggregate, a material adverse effect;

            (b) there has been no damage, destruction or loss to any of the assets or properties of Emageon, whether or not covered by insurance;

                                                                  EXECUTION COPY

            (c) Emageon has conducted its business in the ordinary course and consistent with prior practices;

            (d) no debt, borrowing or Liability of Emageon has been discharged or satisfied, other than in the ordinary course of business and consistent with prior practice;

            (e) Emageon has not discontinued or determined to discontinue the sale of any material products or services previously sold;

            (f) there has been no sale, transfer, lease or other disposition of any material asset or assets of Emageon, except in the ordinary course of business, and no material debt to, or claim or right of, Emageon has been canceled, compromised, waived or released;

            (g) Emageon has not entered into any agreement, contract, lease or license outside the ordinary course of business; and

            (h) Emageon has not delayed or postponed the payment of any accounts payable and other debts, borrowings or Liabilities outside the ordinary course of business, and all notes and accounts receivable relating to Emageon have been collected in the ordinary course of business.

      8.24. CONTINUITY OF BUSINESS ENTERPRISE. Following the Merger, Emageon or Ultravisual will continue at least one significant historic business line of Ultravisual or use at least a significant portion of Ultravisual's historic business assets in a business, in each case within the meaning of Reg. Sec 1.368-1(d) promulgated under the Code.

      8.25. INFORMATION STATEMENT. Provided that Emageon shall have reviewed and approved the Information Statement in its final form prior to mailing, the Information Statement shall not, on the date the Information Statement is first mailed to the Ultravisual Stockholders contain any statement which, at such time, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; provided, however, that Emageon makes no representation or warranty with respect to any information concerning Ultravisual or the Ultravisual Stockholders which is contained in the Information Statement.

      8.26. FULL DISCLOSURE. No representation or warranty of Emageon contained in this Agreement, the Additional Agreements, the Emageon Disclosure Memorandum, or any instrument, certificate, agreement or other writing delivered by or on behalf of Emageon pursuant to this Agreement or any Additional Agreement or in connection with the transactions contemplated herein or therein contains any untrue or incomplete statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

SECTION 9. CONDUCT OF BUSINESS PENDING CLOSING

      9.1. BUSINESS IN THE ORDINARY COURSE. Each of Emageon and Ultravisual, on behalf of itself only, covenants and agrees that, except as may otherwise be provided herein, without the

                                                                  EXECUTION COPY

prior written consent of Emageon (in the case of Ultravisual) or Ultravisual (in the case of Emageon), between the date hereof and the Closing Date, the business of Emageon or Ultravisual (as the case may be) (the "OBLIGATED COMPANY") shall be conducted only in the ordinary and usual course and consistent with prior practices. Without limiting the generality of the foregoing:

            (a) the Obligated Company shall not enter into any Material Contracts, agreements or other arrangements in connection with the business or affecting the assets or properties of the Obligated Company, other than those entered into in the ordinary course of the business of the Obligated Company at prices and on terms consistent with the prior operating practices of the Obligated Company;

            (b) the Obligated Company shall not sell, assign, transfer, convey, pledge, mortgage, encumber or otherwise dispose of, or cause the sale, assignment, transfer, conveyance, pledge, mortgage, encumbrance or other disposition of, any of the assets or properties of the Obligated Company other than in the ordinary course of the Obligated Company's business, and in no event shall any of the assets or properties of the Obligated Company be disposed of to Related Parties of the Obligated Company without the other party's prior written consent;

            (c) all efforts to collect notes and accounts receivable shall be undertaken in the ordinary course in accordance with past practices, and no rebates, discounts or concessions shall be granted after the date of this Agreement other than in the ordinary course in accordance with past practices;

            (d) the Obligated Company shall maintain, preserve and protect all of its assets and properties in good condition, except for ordinary wear and tear;

            (e) the books, records and accounts of the Obligated Company shall be maintained in the ordinary course of business on a basis consistent with prior practices and in accordance with GAAP;

            (f) each Obligated Company shall use its best efforts to preserve the Obligated Company's business, to preserve the goodwill of the Obligated Company's suppliers, customers and others having business relations with the Obligated Company that relate to its business, and Ultravisual will assist Merger Sub and Emageon in retaining the services of key employees and agents of the Ultravisual, to the extent desired by Merger Sub or Emageon;

            (g) the Obligated Company shall not declare or pay any dividend or make any distribution in respect of its capital stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its capital stock;

            (h) the Obligated Company shall not issue any shares of its capital stock (except upon the exercise of any option or warrant to acquire such stock issued and outstanding on the date hereof) or any security convertible into any such shares, nor grant or issue any warrant, option or other right to subscribe for, purchase or otherwise acquire any shares of such capital stock or any security convertible into such shares; and

                                                                  EXECUTION COPY

            (i) between the date hereof and the Closing Date, without the consent of Ultravisual, Merger Sub will not engage in any business activities except as contemplated by this Agreement or as may be necessary or appropriate in connection with the consummation of the transaction contemplated hereby.

      9.2. INFORMATION STATEMENT. As promptly as practicable after the execution of this Agreement, Ultravisual and Emageon shall jointly prepare a statement pertaining to the Merger and this Agreement in compliance with the requirements of the Laws of the State of Delaware and with Rule 506 under the Securities Act (the "INFORMATION STATEMENT") to be used in connection with obtaining the approval and adoption of this Agreement and approval of this Merger by the Ultravisual Stockholders. The Information Statement shall be in a form and content reasonably satisfactory to Emageon. Each of Emageon and Ultravisual agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Ultravisual will promptly advise Emageon, and Emageon will promptly advise Ultravisual in writing if at any time prior to the Effective Time either Ultravisual or Emageon, as applicable, shall obtain knowledge of any facts that make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of Ultravisual that Ultravisual Stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are advisable and fair and reasonable to and in the best interest of the Ultravisual Stockholders. Anything to the contrary contained herein notwithstanding, Ultravisual shall not include in the Information Statement any information with respect to Emageon, the form and content of which information shall not have been approved by Emageon prior to such inclusion.

      9.3. STOCKHOLDER APPROVAL. As promptly as practicable following the execution and delivery of this Agreement, Ultravisual shall take all other action necessary in accordance with the DGCL and its Certificate of Incorporation and By-Laws to secure the written consent of the Ultravisual Stockholders approving and adopting this Agreement and approving the Merger and the transactions contemplated by this Agreement. Such written consent shall be solicited by delivering to each Ultravisual Stockholder by mail such materials Ultravisual determines is necessary in order to secure such written consent. The materials submitted to the Ultravisual Stockholders in respect of the Merger shall have been subject to prior review and comment by Emageon and shall include
(a) the Information Statement, (b) the unanimous recommendation of the Board of Directors of Ultravisual that the Ultravisual Stockholders approve the Merger and this Agreement and the transactions contemplated hereby and approve and execute such other documents as may be required to satisfy the applicable requirements of the Securities Act in connection with the issuance and sale of the Share Consideration in the Merger, (c) the Investor Certification and (d) the conclusion of the Board of Directors of Ultravisual that the terms and conditions of the Merger are advisable, fair and reasonable to, and in the best interests of, Ultravisual's Stockholders.

                                                                  EXECUTION COPY

      9.4. BOARD RECOMMENDATIONS.

            (a) In connection with the Merger, the Board of Directors of Ultravisual shall recommend to the Ultravisual Stockholders that they approve and adopt the Merger and shall use all commercially reasonable efforts to obtain the necessary approvals by the Ultravisual Stockholders of this Agreement.

            (b) The Board of Directors of Ultravisual shall not, except as expressly permitted by this SECTION 9.4(b) (i) withdraw, qualify or modify in a manner adverse to Emageon, the approval or recommendation of the Board of Directors of the Merger or this Agreement, (ii) approve or recommend any transaction involving an Acquisition Proposal (as hereinafter defined) from a third party (an "ALTERNATIVE TRANSACTION"), or (iii) cause Ultravisual to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Alternative Transaction. Notwithstanding the foregoing, if the Board of Directors of Ultravisual determines in good faith, after it has received a Superior Proposal (as hereinafter defined) in compliance with SECTION 9.5 and after taking into consideration advice from outside counsel with respect to its fiduciary duties to Ultravisual Stockholders under applicable Delaware law, that such action is required for the Board of Directors of Ultravisual to comply with its fiduciary obligations to Ultravisual Stockholders under applicable law, the Board of Directors of Ultravisual may (subject to this and the following sentences) inform the Ultravisual Stockholders and publicly announce that it no longer believes that the Merger is advisable and no longer recommends approval (a "SUBSEQUENT DETERMINATION") and enter into an Acquisition Agreement with respect to a Superior Proposal and approve or recommend such Superior Proposal, but only at a time that is after the second business day (or the first business day in the case of a material amendment to a Superior Proposal) following Emageon's receipt of written notice advising Emageon that the Board of Directors of Ultravisual is prepared to accept a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the Board of Directors of Ultravisual intends to make a Subsequent Determination. During such two (2) business day period, Ultravisual shall provide an opportunity for Emageon to propose such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors to proceed with its recommendation to its stockholders without a Subsequent Determination. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal (or its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of Ultravisual determines in its good faith judgment to be more favorable to Ultravisual Stockholders than the Merger from a financial point of view taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Ultravisual, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Emageon in response to such Alternative Transaction prior to the date of such determination).

      9.5. ACQUISITION PROPOSALS. Neither Ultravisual, nor any of its officers or directors, shall directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to knowingly

                                                                  EXECUTION COPY

facilitate any inquiries with respect to, or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of Ultravisual from furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited Acquisition Proposal prior to Closing if, and to the extent that, (A) the Board of Directors of Ultravisual, after taking into consideration advice of independent outside legal counsel, determines in good faith that such action is required for the Board of Directors of Ultravisual to comply with its fiduciary obligations to Ultravisual Stockholders under applicable Delaware law, (B) prior to furnishing such information, Ultravisual receives from such Person an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such Person and (C) the Board of Directors of Ultravisual concludes in good faith that the Acquisition Proposal is a Superior Proposal. Ultravisual shall provide immediate oral and written notice to Emageon of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Acquisition Proposal or inquiry and (d) Ultravisual's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. Ultravisual shall continue to keep Emageon informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving Ultravisual, or any purchase or other acquisition of all or any portion of the assets of Ultravisual or any equity interest in Ultravisual (other than in the ordinary course of business consistent with past practice).

SECTION 10. INDEMNIFICATION.

      10.1. INDEMNIFICATION FROM ULTRAVISUAL ESCROW ASSETS. If the Closing occurs, each of the Ultravisual Stockholders, jointly and severally, shall indemnify and hold harmless Emageon, the Surviving Corporation and their respective stockholders, directors, officers, agents, affiliates and employees (each an "EMAGEON INDEMNITEE") from and against any and all claims, actions, suits, liabilities, losses (including a decline in value of Emageon or the Surviving Corporation), damages, demands, costs and expenses of every nature and character whether accrued, absolute, contingent or otherwise (including all reasonable attorneys' fees incurred by the Emageon Indemnitees and all amounts paid by it in settlement of any claim, action, suit or liability, but net of any insurance proceeds received and Tax benefits realized) (collectively, a "LOSS"), that arise or result directly or indirectly by reason of:

            (i) Any error, misstatement or omission in any representation or warranty made by Ultravisual in this Agreement, any Additional Agreement, any Exhibit hereto or thereto or the Ultravisual Disclosure Memorandum, or in any certificate furnished in connection herewith; and

            (ii) Any breach of or default in performance of any of the covenants, agreements or other undertakings of Ultravisual contained in this Agreement or any Additional Agreement.

                                                                  EXECUTION COPY

The maximum and sole indemnification obligation of the Ultravisual Stockholders to the Emageon Indemnitees shall be limited to, and paid, settled, satisfied and discharged solely from the Ultravisual Escrow Assets, and the Emageon Indemnitees shall have no other rights to indemnification from any Ultravisual Stockholder; provided, however, that the limitation set forth in the previous sentence shall not apply with respect to claims based on fraud, intentional misrepresentation or willful breach; provided, further, that to the extent such claims based on fraud, intentional misrepresentation or willful breach exceeds the Ultravisual Escrow Assets, the Emageon Indemnitee shall only be entitled to seek additional indemnification or assert claims from and against the Ultravisual Stockholder or Ultravisual Stockholders who committed the fraud, intentional misrepresentation or willful breach, and the Ultravisual Stockholders shall not be jointly and severally liable for such a claim. Solely for purposes of determining the number of Emageon Shares that must be tendered in satisfaction of any indemnification obligation hereunder, from and after the date of this Agreement, the shares of Emageon Series D Preferred Stock delivered to Emageon pursuant to this SECTION 10.1 shall be deemed to have a value equal to the Emageon Series D Preferred Stock Value, and the shares of Emageon Common Stock delivered to Emageon pursuant to this SECTION 10.1 shall be deemed to have a value equal to the Emageon Common Stock Value. Such ascribed values shall serve no other purpose under this Agreement.

      10.2. INDEMNIFICATION FROM EMAGEON RESERVED ASSETS. If the Closing occurs, Emageon shall indemnify and hold harmless the Ultravisual Stockholders (each an "ULTRAVISUAL INDEMNITEE") from and against any and all Losses that arise or result directly or indirectly by reason of:

            (i) Any error, misstatement or omission in any representation or warranty made by Emageon or Merger Sub in this Agreement, any Additional Agreement, any Exhibit hereto or thereto or the Emageon Disclosure Memorandum, or in any certificate furnished in connection herewith; and

            (ii) Any breach of or default in performance of any of the covenants, agreements or other undertakings of Emageon or Merger Sub contained in this Agreement or any Additional Agreement.

The maximum and sole indemnification obligation of Emageon to the Ultravisual Indemnitees shall be limited to, and paid, settled, satisfied and discharged solely from the Emageon Reserved Assets, and Ultravisual Indemnitees shall have no other rights to indemnification from Emageon or Merger Sub; provided, however, that the limitation set forth in the previous sentence shall not apply with respect to claims based on fraud, intentional misrepresentation or willful breach; provided, further, that to the extent such claims based on fraud, intentional misrepresentation or willful breach exceeds the Emageon Reserved Assets, the Ultravisual Indemnitee shall only be entitled to seek additional indemnification or assert claims from and against the individual person who committed the fraud, intentional misrepresentation or willful breach, and Emageon shall not be liable for such a claim. For purposes of determining the value of any shares of the shares of Emageon Series D Preferred Stock pursuant to this SECTION 10.2 shall be deemed to have a value equal to the Emageon Series D Preferred Stock Value, and the shares of Emageon Common Stock deliverable pursuant to this SECTION 10.2 shall be deemed to be the Emageon

                                                                  EXECUTION COPY

Common Stock Value. Such ascribed values shall serve no other purposes under this Agreement.

      10.3. INJUNCTIVE OR OTHER EQUITABLE RELIEF. Nothing set forth in this
SECTION 10 shall be deemed to prohibit or limit a party's right to seek injunctive or other equitable relief for the failure of another party to perform any covenant or agreement contained in this Agreement.

      10.4. INDEMNIFICATION PROCEDURES. As used in this SECTION 10.4, the term "INDEMNITOR" means the party from whom indemnity is sought, and the term "INDEMNITEE" means the party seeking indemnification hereunder. Promptly after receipt by an Indemnitee of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the Indemnitee shall give notice thereof in writing, to the Indemnitor, but the omission to so notify the Indemnitor promptly will not relieve the Indemnitor from any liability except to the extent that the Indemnitor shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within twenty days after receiving such notice, the Indemnitor gives written notice to the Indemnitee stating that (i) it would be liable under the provisions hereof for indemnity in the amount of such claim, liability or expense if such claim were successful and
(ii) that it intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the Indemnitor (subject to the consent of the Indemnitee which consent shall not be unreasonably withheld) and the Indemnitee shall not be required to make any payment with respect to such claim, liability or expense as long as the Indemnitor is conducting a good faith and diligent defense; provided, however, that the assumption of defense of any such matters by the Indemnitor shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The Indemnitor shall have the right, with the consent of the Indemnitee, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided its obligation to indemnify the Indemnitee therefor will be fully satisfied. The Indemnitor shall keep the Indemnitee apprised of the status of the claim (including any related expenses) and any resulting suit, proceeding or enforcement action, shall furnish the Indemnitee with all documents and information that the Indemnitee shall reasonably request and shall consult with the Indemnitee prior to acting on material matters, including settlement discussions. The Indemnitee shall furnish the Indemnitor with all documents and information that the Indemnitor shall reasonably request. Notwithstanding anything herein stated to the contrary, the Indemnitee shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnitor and the Indemnitee and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the Indemnitee shall be paid by the Indemnitor provided that such counsel is selected by the Indemnitor and such counsel is reasonably acceptable to the Indemnitee. If no such notice of intent to defend is given by the Indemnitor, or if such defense is not being or ceases to be conducted, the Indemnitee shall, at the reasonable expense of the Indemnitor, undertake the defense of (with counsel selected by the Indemnitee), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense in addition to the remedies set forth in this SECTION 10. The Indemnitee shall at all times make available all

                                                                  EXECUTION COPY

information and assistance that the Indemnitor may reasonably request and shall at all times cooperate with the Indemnitor in such defense. If the Indemnitor does not assume the defense of a proceeding to which this SECTION 10 applies (or, if after electing to do so, fails to defend such proceeding), such election shall not relieve the Indemnitor of its obligations hereunder.

      10.5. OTHER LIMITATIONS

            (a)   Notwithstanding anything to the contrary contained in this
SECTION 10, the parties shall cooperate with each other to obtain the benefits of any insurance coverage for third party claims that may be in effect at the time a third party claim is asserted, and, if any insurance carrier for the Surviving Corporation or Emageon is obligated or agrees to defend any third party claim, such defense shall be tendered to such insurance carrier and the rights of the parties among themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.

            (b) The amount of any losses of any Person subject to indemnification under this SECTION 10 shall be reduced by the net amount, if any received by the Indemnitee from any third person (including, without limitation, any insurance company or other insurance provider (such amount being referred to herein as a "THIRD PARTY REIMBURSEMENT")), in respect of the losses suffered thereby. If, after receipt by an Indemnitee of any indemnification payment hereunder, such Person receives or becomes entitled to receive a Third Party Reimbursement in respect of the same losses for which indemnification was made and such Third Party Reimbursement was not taken into account in assessing the amount of indemnification, then the Indemnitee shall turn over all of such Third Party Reimbursement to the Indemnitor up to the amount of the indemnification paid pursuant hereto, provided, however, that nothing in this SECTION 10.5 shall obligate a party to seek Third Party Reimbursement.

      10.6. EXCLUSIVE REMEDY. If the Closing occurs, the right to indemnification, if any, with respect to breaches of representations, warranties and agreements pursuant to this SECTION 10 shall constitute the sole and exclusive remedy of any party hereto and any Ultravisual Stockholder with respect thereto, shall preclude any other monetary award (whether at Law or in equity), and shall preclude assertion by any party hereto or any Ultravisual Stockholder of any right to any such monetary award from the Indemnitor, other than in the case of fraud or intentional misconduct, in which case each Person shall have all such remedies as may be available at Law, in equity or otherwise. Nothing in this SECTION 10 shall limit the remedies available to an Indemnitee to enforce its right to indemnification or to injunctive relief or specific performance.

      10.7. SURVIVAL

            (a) The representations and warranties contained in this Agreement and in any writing delivered pursuant to this Agreement shall survive any investigation heretofore or hereafter made by the parties entitled to the benefit thereof and the Closing, and shall continue in full force and effect for the periods specified below (each, a "SURVIVAL PERIOD"):

                  (i) the representations and warranties relating to the reporting, payment or liability for Taxes and environmental matters shall survive until the

                                                                  EXECUTION COPY

      expiration of the applicable statute or period of limitations, and any extensions thereof; and

                  (ii) all other representations and warranties shall survive until the second anniversary of the Closing.

            (b) Anything herein to the contrary notwithstanding, the Survival Period shall be extended automatically to include any time period necessary to resolve a claim for indemnification which was made prior to the expiration of the applicable Survival Period but not resolved prior to its expiration, but any such extension shall apply only as to the claims so asserted and not resolved within the Survival Period. Liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated.

      10.8. ULTRAVISUAL STOCKHOLDERS' REPRESENTATIVE.

            (a) At the Effective Time, the Ultravisual Stockholders' representative (the "STOCKHOLDERS' REPRESENTATIVE") is and shall be Jeff Rusinow who shall have been appointed as Stockholders' Representative by the Ultravisual Stockholders by their approval and adoption of this Agreement, and is and shall be authorized and empowered to fulfill the role of "Stockholders' Representative" for and on behalf of the Ultravisual Stockholders, to give and receive notices and communications, to authorize payment to Emageon Indemnitees from the Ultravisual Escrow Assets in satisfaction of claims by Emageon Indemnitees and to demand payment from Emageon from the Emageon Reserved Assets in satisfaction of claims by the Ultravisual Indemnitees, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards or arbitrators with respect to such claims, and to take all actions necessary or appropriate in the sole and exclusive judgment of the Stockholders' Representative for the accomplishment of the foregoing. Such agency may be changed by the Ultravisual Stockholders from time to time upon not less than thirty (30) days prior written notice to Emageon; provided, however, that the Stockholders' Representative may not be removed unless holders of at least 66.66% of the Ultravisual Escrow Assets agree to such removal and to the identity of the substituted agent. The Stockholders' Representative may resign his position as such immediately upon written notice to Emageon. Any vacancy in the position of Stockholders' Representative may be filled by the holders of a majority in interest of the Ultravisual Escrow Assets. No bond shall be required of the Stockholders' Representative, and the Stockholders' Representative shall not receive compensation for his or her services. Notices or communications to or from the Stockholders' Representative shall constitute notice to or from the Ultravisual Stockholders.

            (b) The Stockholders' Representative shall not be liable for any act done or omitted hereunder as the Stockholders' Representative while acting in good faith. The Ultravisual Stockholders on whose behalf the Ultravisual Escrow Assets were deposited with the Escrow Agent shall indemnify the Stockholders' Representative and hold the Stockholders' Representative harmless against any loss, liability or expense incurred without bad faith on the part of the Stockholders' Representative and arising out of or in connection with the acceptance or administration of the Stockholders' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders' Representative.

                                                                  EXECUTION COPY

            (c) A decision, act, consent or instruction of the Stockholders' Representative, including, but not limited to, an amendment, extension or waiver of this Agreement, shall constitute a decision of the Ultravisual Stockholders and shall be final, binding and conclusive upon the Ultravisual Stockholders; and the Escrow Agent and Emageon may rely upon any such decision, act, consent or instruction of the Stockholders' Representative as being the decision, act, consent or instruction of the Ultravisual Stockholders.

      10.9. EMAGEON RESERVED ASSETS.

            (a) On the first anniversary of the Closing Date, 60% of the Available Emageon Reserved Assets shall no longer be subject to the terms of this Agreement, shall no longer be available to Ultravisual Indemnitees with respect to indemnification claims, and Emageon shall be entitled proportionately to reduce the authorized number of Emageon Series D Preferred Stock and Emageon Common Stock to reflect that such shares are no longer authorized to be issued. For purposes hereof, "AVAILABLE EMAGEON RESERVED ASSETS" shall mean the number of shares of Emageon Common Stock and Emageon Series D Preferred Stock required to be reserved pursuant to Section 4(b)(ii) hereof, less any Emageon Reserved Shares and less any Emageon Claimed Shares.

            (b) On the second anniversary of the Closing Date, all remaining Available Emageon Reserved Assets on such date shall no longer be subject to the terms of this Agreement, shall no longer be available to Ultravisual Indemnitees with respect to indemnification claims, and Emageon shall be entitled to reduce the authorized number of Emageon Series D Preferred Stock and Emageon Common Stock to reflect that such shares are no longer authorized to be issued.

            (c) Notwithstanding any provision to the contrary in this Agreement, upon a Change of Control or a Qualifying IPO, all Available Emageon Reserved Assets shall no longer be subject to the terms of this Agreement, and shall no longer be available to Ultravisual Indemnitees with respect to indemnification claims, and Emageon shall be entitled to reduce the authorized number of Emageon Series D Preferred Stock and Emageon Common Stock to reflect that such shares are no longer authorized to be issued.

            (d) Emageon agrees to issue, out of the Available Emageon Reserved Assets, such portion of the Available Emageon Reserved Assets in such amounts and in such proportion as is specified by this SECTION 10.9 only (i) upon the mutual written agreement of Emageon and Stockholders' Representative, which written agreement shall specify the number of Emageon Reserved Assets to be issued and to whom such shares should be issued, or (ii) upon the final judgment or order of a court of competent jurisdiction or binding and unappealable award of arbitration (a judgment or order of a court shall not be deemed to be final until the time within which an appeal may be taken therefrom has expired and no appeal has been taken, or until the entry of a judgment or order from which no appeal may be taken). Any unissued Emageon shares required to be released pursuant to this SECTION 10.9(d) are referred to herein as the "CLAIMED SHARES".

            (e) In the case of a good faith claim in dispute between Emageon and Ultravisual Indemnitees, Emageon agrees that it will keep on reserve Available Emageon

                                                                  EXECUTION COPY

Reserved Assets equal to the amount of Emageon Reserved Assets that Emageon determines, in its good faith judgment, would be required to be issued to Ultravisual Indemnitees if the Ultravisual Indemnitees' claims were successful.

            (f) For purposes of determining the number of shares of Emageon Common Stock and Emageon Series D Preferred Stock that may be released from the Emageon Reserved Assets (by, among other things, reducing the proportionate number of authorized shares) or issued hereunder, such stock shall (i) be made unauthorized or issued in the same ratio of Emageon Common Stock to Emageon Series D Preferred Stock as the ratio as such shares are reserved hereunder (as set forth in SECTION 4.2(b)(ii)) and (ii) be rounded up to the nearest whole share.

SECTION 11. TERMINATION.

      11.1. GROUNDS FOR TERMINATION. This Agreement may be terminated as follows:

            (a) by Emageon, on behalf of Merger Sub and Emageon, if any Material Adverse Change shall have occurred with respect to Ultravisual since the Ultravisual Reference Date;

            (b) by Ultravisual, if any Material Adverse Change shall have occurred with respect to Emageon since the Emageon Reference Date;

            (c) by either Emageon, on behalf of Merger Sub and Emageon, or Ultravisual, if the conditions to Closing contained in SECTION 6.1 OR 6.2, as the case may be, shall not have been satisfied or waived in writing on or before June 15, 2003; provided, however, that the terminating party or parties shall have complied with or performed or tendered performance of all covenants and agreements, and satisfied all conditions contained herein which are to be complied with, performed or satisfied by such party or parties prior to or at the Closing; provided, further, that a party shall promptly notify the other parties hereto in writing if it becomes aware of circumstances which would cause such party to breach any of its covenants and agreements or be unable to comply with or perform the conditions to Closing contained in SECTION 6.1 OR 6.2, as applicable;

            (d) by Emageon or Merger Sub, if the Board of Directors of Ultravisual (i) shall have withdrawn or shall have modified in a manner adverse to Emageon or Merger Sub its approval or recommendation of the Merger or this Agreement, (ii) causes Ultravisual to enter into an agreement with respect to an Alternative Transaction, (iii) shall have endorsed, approved or recommended any Alternative Transaction or (iv) shall have resolved to do any of the foregoing; or

            (e)   by Ultravisual if, in compliance with its obligations under
SECTION 9.4 AND 9.5, (i) the Board of Directors of Ultravisual shall have withdrawn or shall have modified in a manner adverse to Emageon or Merger Sub its approval or recommendation of the Merger or this Agreement and (ii) Ultravisual shall have entered into an agreement with respect to a Superior Proposal.

                                                                  EXECUTION COPY

      11.2. EFFECT OF TERMINATION. Upon any such termination, no party shall have any further rights, Liabilities or obligations hereunder; provided, however, that if any of the terms and conditions contained herein have been breached by any party, the non-breaching parties may pursue any rights and remedies they may have at Law, in equity or otherwise, by reason of such breach regardless of such termination, and such termination shall not constitute an election of remedies. Notwithstanding the foregoing, if Emageon or Merger Sub exercises its right to terminate this Agreement under SECTION 11.1(d) or Ultravisual exercises its right to terminate this Agreement under SECTION 11.1(e), Ultravisual shall pay to Emageon upon demand Five Hundred Thousand Dollars ($500,000), payable in same-day funds.

SECTION 12. MISCELLANEOUS.

      12.1. FEES AND EXPENSES. The parties hereto shall be responsible for any and all expenses that they incur in connection with the performance of this Agreement and the transactions contemplated hereby.

      12.2. REASONABLE EFFORTS. To the extent not already completed on or before the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental entities and the making of all necessary registrations and filings (including filings with Governmental entities) and taking of such reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an Action or proceeding by, any Governmental entity, (ii) obtaining of all necessary consents, approvals or waivers from third parties, (iii) defending of any lawsuits or other legal proceedings by any third party, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any adverse Order or judgment entered by any court or other Governmental entity vacated or reversed, and (iv) execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

      12.3. GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions.

      12.4. NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt if the transmitting party has received confirmation (electronic or otherwise) that the transmission was received, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or Person as such party may designate by notice to each other party hereunder:

                                                                  EXECUTION COPY

TO EMAGEON OR TO                Emageon, Inc.
ULTRAVISUAL AFTER               1200 Corporate Drive, Ste. 400
THE CLOSING:                    Birmingham, AL 35242
                                Attn:      Charles A. Jett, Jr.
                                Fax:       (205) 980-9815

With a copy (that will not      Kilpatrick Stockton, LLP
constitute required notice)     1100 Peachtree Street, Suite 2800
to:                             Atlanta, GA 30309
                                Attn:      Martin R. Tilson, Esq.
                                Fax:       404-815-6555

TO ULTRAVISUAL                  Ultravisual Medical Systems Corporation
PRIOR TO THE                    131 West Wilson Street, Suite 700
CLOSING:                        Madison, Wisconsin 53703
                                Attn:      Mark Gehring
                                Fax:       (608) 256-7779

With a copy (that will not      Michael, Best & Friedrich, LLP
constitute required notice)     Firstar Plaza
to:                             One South Pinckney Street
                                Madison , WI 53703
                                Attn:      Gregory J. Lynch
                                Fax:       (608) 283-2275

TO MERGER SUB:                  Emageon-UV Development Corporation
                                1200 Corporate Drive, Ste. 400
                                Birmingham, AL 35242
                                Attn:      Charles A. Jett, Jr.
                                Fax:       (205) 980-9815

With a copy (that will not      Kilpatrick Stockton, LLP
constitute required notice)     1100 Peachtree Street, Suite 2800
to:                             Atlanta, GA 30309
                                Attn:      Martin R. Tilson, Esq.
                                Fax:       404-815-6555

TO STOCKHOLDERS'                Jeff Rusinow
REPRESENTATIVE:                 1401 E. Goodrich Ct.
                                Fox Point, Wisconsin 53217

                                                                  EXECUTION COPY

With copies (that will not      Michael, Best & Friedrich, LLP
constitute required notice)     U.S. Bank Plaza
to:                             One South Pinckney Street
                                Madison, WI 53703
                                Attn:      Gregory J. Lynch
                                Fax:       (608) 283-2275


                                and

                                James G. Topetzes, LLC
                                1660 North Prospect Avenue
                                Suite 2206
                                Milwaukee, WI 53202
                                Fax:       (608) 270-0618

      Any notice given hereunder may be given on behalf of any party by his or its counsel or other authorized representatives.

      12.5. ENTIRE AGREEMENT. This Agreement, including Exhibits referred to herein, the Emageon Disclosure Memorandum, the Ultravisual Disclosure Memorandum and the other writings specifically identified herein or contemplated hereby reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings, including without limitation, the Letter of Intent among Ultravisual and Emageon dated February 24, 2003. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Exhibits and disclosure memoranda or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Exhibits or disclosure memoranda or in such other writings.

      12.6. ASSIGNABILITY; BINDING EFFECT. This Agreement shall only be assignable by Emageon or Merger Sub upon written notice to Ultravisual and such assignment shall not relieve Emageon or Merger Sub of any liability hereunder. This Agreement may not be assigned by Ultravisual without the prior written consent of Emageon and Merger Sub. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

      12.7. EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution of this Agreement, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

      12.8. AMENDMENTS. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of Ultravisual, Merger Sub and Emageon, but in any event following authorization by the Boards of Directors of Emageon, Merger Sub and Ultravisual; provided, however, that after any such stockholder approval, no amendment shall be

                                                                  EXECUTION COPY

made which by law requires further approval by such stockholders without obtaining such approval.

      12.9. PUBLICITY AND DISCLOSURES. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by a party to this Agreement without the prior knowledge and written consent of Emageon and Ultravisual.

      12.10. SPECIFIC PERFORMANCE. The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by Ultravisual, Merger Sub or Emageon and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement by Ultravisual, Merger Sub or Emageon, the other parties shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to Ultravisual, Emageon or Merger Sub, as the case may be.

      12.11. ACCESS AND INSPECTION

            (a) Ultravisual shall provide Emageon, Merger Sub and their respective authorized representatives reasonable access during normal business hours after the date hereof until the Closing to the books and records of Ultravisual for the purpose of making such investigation as they may reasonably desire, and Ultravisual shall furnish such information concerning Ultravisual as they may reasonably request. Ultravisual shall assist Emageon, Merger Sub and their respective representatives in making such investigation and shall cause their counsel, accountants, consultants and other non-employee representatives to be reasonably available for such purposes. No investigation made heretofore or hereafter by Emageon or Merger Sub shall limit or affect the representations, warranties, covenants and agreements of Ultravisual hereunder.

            (b) Emageon and Merger Sub shall provide Ultravisual, and its respective authorized representatives reasonable access during normal business hours after the date hereof until the Closing to the books and records of Emageon and Merger Sub for the purpose of making such investigation as they may reasonably desire, and Emageon and Merger Sub shall furnish such information concerning Emageon and Merger Sub as Ultravisual, and its respective authorized representatives may reasonably request. Emageon and Merger Sub shall assist Ultravisual in making such investigation and shall cause its counsel, accountants, consultants and other non-employee representatives to be reasonably available for such purposes. No investigation made heretofore or hereafter by Ultravisual shall limit or affect the representations, warranties, covenants and agreements of Emageon or Merger Sub hereunder.

      12.12. CONFIDENTIALITY. In connection with the negotiation of this Agreement, a party (Ultravisual on the one hand, and Emageon and Merger Sub on the other, each being one party for purposes of this SECTION 12.12) hereto (the "DISCLOSING PARTY") may disclose Confidential Information to one of the other parties hereto (the "DISCLOSEE"). Each party agrees that if the transactions contemplated herein are not consummated, it will return to the Disclosing Party all documents and other written information furnished to it. Each party further agrees not to use, except for purposes of accomplishing the transactions contemplated herein, and not to disclose or

                                                                  EXECUTION COPY

reveal to any other Person any of the Disclosing Party's Confidential Information (other than to such party's Affiliates), employees, representatives, and advisors who have a need to know such information in connection with the transactions contemplated herein and who have been instructed to treat such as confidential); provided, however, that the foregoing obligations shall not apply to (i) any information that was known by the Disclosee prior to its disclosure by or on behalf of the Disclosing Party; (ii) any information that was in the public domain prior to the disclosure thereof; (iii) any information that comes into the public domain through no fault of the Disclosee; (iv) any information that is disclosed to the Disclosee by a third party who is not under a direct or indirect obligation of confidentiality to the Disclosing Party; or (v) any information which is required to be disclosed by Order or by any Law. The Disclosee shall bear the burden of demonstrating the applicability of one or more of the foregoing exceptions. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean, with respect to any Person, any and all technical, business, and other information of such Person that derives value, actual or potential, economic or otherwise, from not being generally known to the public or to other Persons, whether or not constituting a trade secret, including, without limitation, technical or nontechnical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, information regarding the acquisition and investment plans and strategies, business plans or operations of the Person or its Affiliates. Confidential Information of a Person includes information of third parties that such Person is obligated to keep or treats as confidential. The provisions of this SECTION
12.12 shall survive any termination of this Agreement for any reason and shall continue indefinitely; provided, however, that the restrictions contained in this SECTION 12.12 shall terminate with respect to any Confidential Information that does not constitute a trade secret under applicable Law after the second anniversary of the date hereof and the obligations of Emageon and Merger Sub hereunder with respect to Confidential Information of Ultravisual shall cease and terminate upon the occurrence of the Closing.

                            [Signature Page Follows]

                                                                  EXECUTION COPY

                        [MERGER AGREEMENT SIGNATURE PAGE]

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives. By their signatures below, each Person signing this Agreement affirms or acknowledges, under penalty of perjury, that this Agreement is such Person's act and deed and that the facts stated herein are true.

                                        EMAGEON, INC.

                                        By: /s/ Charles A. Jett, Jr.
                                           -------------------------------------
                                           Name: Charles A. Jett, Jr.
                                           Title: President & CEO

                                        EMAGEON-UV DEVELOPMENT CORPORATION

                                        By: /s/ Charles A. Jett, Jr.
                                           -------------------------------------
                                           Name: Charles A. Jett, Jr.
                                           Title: President & CEO

                                        ULTRAVISUAL MEDICAL SYSTEMS CORPORATION

                                        By: /s/ Mark Gehring
                                           -------------------------------------
                                           Name: Mark Gehring
                                           Title: President & CEO

                                        STOCKHOLDERS' REPRESENTATIVE

                                        /s/ Jeff Rusinow
                                        ----------------------------------------
                                        Jeff Rusinow